As filed with the Securities and Exchange Commission on February 24, 2000

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             UNISERVICE CORPORATION
                 (Name of Small Business Issuer in its Charter)

                                 --------------

        FLORIDA                          5812                     65-0816177
(State or other jurisdiction        (Primary Standard          (I.R.S. Employer
of incorporation or              Industrial Classification      Identification
organization)                        Code Numbers)                   No.)

                                 --------------

1900 Glades Road, Suite 351
Boca Raton, Florida 33431                           1900 Glades Road, Suite 351
(561) 347-6398                                        Boca Raton, Florida 33431
(Address and Telephone Number of      (Address of Principal Place of Business or
Principal Executive Offices)               Intended Principal Place of Business)

                                   David Mayer
                             Uniservice Corporation
                           1900 Glades Road, Suite 351
                            Boca Raton, Florida 33431
                                 (561) 347-6398
            (Name, address and telephone number of agent for service)
                        Copies of all communications to:

        Joel D. Mayersohn, Esq.                      Neil Baritz, Esq.
         Brian Pearlman, Esq.                       Dreier & Baritz LLP
         Atlas Pearlman, P.A.             150 East Palmetto Park Road, Suite 401
350 East Las Olas Boulevard, Suite 1700          Boca Raton, Florida 33432
    Fort Lauderdale, Florida 33301               Telephone (561) 750-0910
       Telephone (954) 763-1200                  Facsimile (561) 750-5045
       Facsimile  (954) 766-7800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

We will amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting under Section 8(a), may determine.

                                          CALCULATION OF REGISTRATION FEE
===================================================================================================================================-
           Title of Each Class of                    Amount          Proposed Maximum      Proposed Maximum           Amount of
        Securities to be Registered                  to be            Offering Price      Aggregate Offering     Registration Fee(1)
                                                   Registered          per Security            Price(1)
------------------------------------------------------------------------------------------------------------------------------------
Units (consisting of one share of Series A        1,380,000(2)            $5.00               $6,900,000              $1,821.60
8% Convertible Preferred Stock and one

Warrant to purchase one share of Class A
Common Stock)
------------------------------------------------------------------------------------------------------------------------------------
Series A 8% Convertible Preferred Stock           1,380,000(3)             (5)                    (5)                    -0-
underlying the Unit
------------------------------------------------------------------------------------------------------------------------------------
Warrant to purchase one share of class A          1,380,000(4)             (5)                    (5)                    -0-
common stock underlying the Unit
------------------------------------------------------------------------------------------------------------------------------------
Class A common stock issuable upon                1,380,000(3)             (5)                    (5)                    -0-
conversion of the 8% Convertible Preferred
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A common stock issuable                      1,380,000              $6.00               $8,280,000              $2,185.92
upon exercise of the Warrants(6)
------------------------------------------------------------------------------------------------------------------------------------
Representative's Warrants                           120,000               $.0001                  $12                   $.003
------------------------------------------------------------------------------------------------------------------------------------
Representative's Units underlying                   120,000               $8.25                $990,000                $261.36
Representative's Warrants
------------------------------------------------------------------------------------------------------------------------------------
Representative's 8% Convertible Preferred           120,000                (9)                    (9)                    -0-
Stock underlying the Representative's
Units(7)
------------------------------------------------------------------------------------------------------------------------------------
Representative's Warrant underlying the             120,000                (9)                    (9)                    -0-
Representative's Units(8)
------------------------------------------------------------------------------------------------------------------------------------
Class A common stock issuable upon the              120,000                (9)                    (9)                    -0-
conversion of the Representative's 8%

Convertible Preferred Stock

--------------------------------------------- --------------------- ------------------- ------------------------ -------------------
Class A common stock issuable upon the              120,000               $9.90               $1,188,000               $313.63
exercise of the Representative's
Warrants(10)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                         $17,358,012             $4,582.52
====================================================================================================================================

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Act").
(2) Includes 180,000 Units issuable under the underwriter's over-allotment option
(3) Includes 180,000 shares of preferred stock issuable under the underwriter's over-allotment option.
(4) Includes 180,000 redeemable common stock purchase warrants issuable under the over-allotment option.
(5)  Included in the units.
(6) Represents shares of class A common stock issuable upon exercise of the warrants registered together with such additional indeterminate number of shares as may be issued upon exercise of the Warrants as may be issued by reason of the anti-dilution provisions contained in the registration statement.
(7) Represents shares of class A common stock issuable upon exercise of the representative's warrants together with such additional indeterminate number of shares of class A common stock as may be issued upon exercise of the representative's warrants.
(8) Represents warrants issuable upon exercise of the representative's warrants, together with such additional indeterminate number of warrants.
(9)  Included in the representative's units.
(10) Represents shares of class A common stock issuable upon exercise of the warrants included within the representative's warrants, together with such additional indeterminate number of shares of class A common stock as may be issued upon exercise of warrants.

                 SUBJECT TO COMPLETION, DATED February 24, 2000

                             UNISERVICE CORPORATION
                                 1,200,000 units

         We are offering shares of series A convertible cumulative redeemable preferred stock and class A common stock purchase warrants. The series A preferred stock and warrants will trade as separate securities six months after the date of this prospectus. Each warrant allows its holder to purchase after a period beginning six months from the date of our prospectus until August 2, 2003, one share of class A common stock for $6.00 per share.

         Our series A common stock and common stock purchase warrants trade on the Nasdaq SmallCap Market under the symbols "UNSRA" and "UNSRW". On ________, 2000, the closing bid price of the common stock and common stock purchase warrants was $______ and $_______, respectively. We have applied to list our common stock, units, series A convertible preferred stock and common stock purchase warrants under the symbols _______, ________, _________ and ________ on the American Stock Exchange.

         Investing in our securities involves a high degree of risk. See our "Risk Factors" beginning on page ____.

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         We have granted the underwriter a 45-day option to purchase an additional 180,000 units from us at the initial offering price less the underwriting discounts.

================================================================================
                                             WITHOUT                WITH
                            PER UNIT      OVER-ALLOTMENT       OVER-ALLOTMENT
--------------------------------------------------------------------------------
Public offering price        $5.00          $6,000,000           $6,900,000
--------------------------------------------------------------------------------
Underwriting discounts       $0.50          $ 600,000             $ 690,000
--------------------------------------------------------------------------------
Proceeds before expenses     $4.50          $5,400,000           $6,210,000
================================================================================

         The underwriter is offering our units on a firm commitment basis and expects to deliver our units on or about ____________, 2000.

                          Werbel-Roth Securities, Inc.

                 The date of this Prospectus is __________, 2000

                                TABLE OF CONTENTS

                                                                          Page

Prospectus Summary.......................................................
Risk Factors.............................................................
Use of Proceeds .........................................................
Dividend Policy..........................................................
Price Range of our Common Stock and Warrants ............................
Dilution.................................................................
Capitalization...........................................................
Exchange Rates...........................................................
Selected Financial Data..................................................
Management's Discussion and Analysis of Financial Condition
     and Results of  Operations..........................................
Business.................................................................
Management...............................................................
Certain Relationships and Related Transactions...........................
Principal Shareholders...................................................
Market for Common Equity and Related Stockholder Matters.................
Description of Securities................................................
Shares Eligible for Future Sale..........................................
Underwriting.............................................................
Legal Matters............................................................
Experts..................................................................
Additional Information...................................................
Index to Financial Statements............................................ F-1

         Until _________, 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL STATEMENTS WHICH ARE A PART OF THIS PROSPECTUS.

                                   Uniservice

Overview

         Uniservice Corporation is a company engaged in the fast food restaurant business in Chile. We are presently the holding company of Kentucky Foods Chile, S.A. Kentucky Foods Chile currently owns and operates 36 Kentucky Fried Chicken(R) restaurants in Chile. The majority of these KFC(R) restaurants are located in Santiago and are operated under an international franchise agreement with Kentucky Fried Chicken International Holdings, Inc. and its successor, Tricon Restaurants International. Kentucky Foods Chile is currently the sole and exclusive KFC franchisee in Chile and is the largest KFC franchisee in Central and South America. We are also seeking the acquisition of a restaurant chain located in Chile. We have identified and have entered into preliminary negotiations with several acquisition possibilities. The proceeds from this offering will be used to finance an acquisition of a restaurant business or other operation, subject to the approval of our underwriter.

Our strategy

         Our strategy is to continue to grow our restaurant business in Chile through the following:

         o acquisitions of fast food restaurant companies; and
         o increase our existing restaurants' overall margins and profitability.

Our history and structure

         We were incorporated in November 1997. We acquired a 99.97% interest in Kentucky Foods Chile, a Chilean corporation, in August 1998 where we simultaneously completed an initial public offering of our class A common stock and warrants to purchase shares of our class A common stock. These securities are listed on the Nasdaq SmallCap under the symbols UNSRA and UNSRW.

         Our principle executive offices are located at Carmencita 25, Suite 102, Santiago, Chile, our telephone number is 011(562) 334-3000 and our e-mail address is Our U.S. offices are currently located at 1900 Glades Road, Suite 351, Boca Raton, FL 33431, and our telephone number is (561) 416-8930. When we use the terms "Uniservice," "Kentucky Foods Chile," "we," "our," and similar terms, this includes Uniservice Corporation and Kentucky Foods Chile S.A., our 99.97% subsidiary.

                                  The Offering
Securities offered...................................     1,200,000 units. Each unit consists of one share of 8%
                                                          convertible preferred stock and one warrant to purchase
                                                          one share of our class A common stock. The preferred
                                                          stock and warrant will trade only as a unit for a period
                                                          of six months following the date of this prospectus.

Preferred shares:
  Dividends..........................................     Cumulative semi-annual dividends of 8% are payable
                                                          semi-annually on the first day of _______ and _______
                                                          beginning ______, 2000. Unpaid dividends will accumulate.

  Conversion rights..................................     Unless previously redeemed, preferred shares are
                                                          convertible into class A common shares at the option of
                                                          the holder.  The conversion right commences six months
                                                          from the date of this prospectus.  Preferred shares are
                                                          initially convertible into class A common shares at a
                                                          price equal to ___% of the closing bid price of our
                                                          class A common stock on the day prior to the effective
                                                          date of our registration statement.  These terms are
                                                          subject to adjustment under certain circumstances.

  Redemption.........................................     Our preferred shares are redeemable beginning two years
                                                          after the date of this prospectus.  At this time we may
                                                          redeem our preferred shares on a scaled basis.  The
                                                          applicable percentage of the principle amount of
                                                          redemption ranges between _____% and ____%.  The
                                                          redemption scale is shown in the description of our
                                                          preferred stock.  The redemption price will also include
                                                          all unpaid dividends.  We must provide 30 days written
                                                          notice.

  Voting rights......................................     Our preferred shares will not be entitled to voting
                                                          rights, except as required by the Florida Business
                                                          Corporation Act.


                                       6

Warrants:
  Exercise price.....................................     $6.00 per share subject to adjustment in certain
                                                          circumstances.  Our warrants may be exercised at any
                                                          time commencing six months after the date of this
                                                          prospectus.

  Expiration date....................................     August 2, 2003.

  Redemption.........................................     We may redeem our warrants commencing six months after
                                                          the date of this prospectus.  As with our outstanding
                                                          warrants, we may redeem the warrants we are offering in
                                                          this prospectus at a price of $.25 per warrant.  We must
                                                          provide 30 days written notice.  The closing price of
                                                          our class A common stock must exceed $7.00 for 30
                                                          consecutive days before we may redeem our warrants.

Common stock outstanding.............................     1,430,000 shares of class A common stock were
                                                          outstanding on the date of this prospectus.  This number
                                                          excludes up to 1,610,000 shares of class A common stock
                                                          issuable upon exercise of our outstanding warrants and
                                                          1,400,000 shares of class A common stock issuable upon
                                                          conversion of our class B common stock currently
                                                          issuable and outstanding on the date of this prospectus.

Preferred stock outstanding .........................     There were no shares of preferred stock outstanding on
                                                          the date of this prospectus.

Warrants outstanding ................................     1,610,000 warrants to purchase shares of our class A
                                                          common stock are outstanding as of the date of this
                                                          prospectus.

                                                          These warrants are identical to the warrants we are
                                                          offering in this prospectus.  The warrants are
                                                          exercisable at an exercise price of $6.00. The warrants
                                                          expire on August 2, 2003.

                                                          We may redeem our warrants if the closing bid price of our class A common stock for each of the 30 consecutive trading days preceding our notice of redemption is greater than or equal to


                                       7


                                                          $7.00. We may redeem the warrants if we provide the holders with 30 days' prior written notice. The redemption price is
                                                          $.25 per warrant. If we give notice of redemption, holders of warrants will have 30 days during which they may elect to exercise the warrants, or allow the warrants to be redeemed for the redemption price.

Use of proceeds .....................................     To fund the acquisition of a Chilean fast food company
                                                          and working capital.

We are presently seeking listing of the securities described in this prospectus on the American Stock Exchange.

Proposed American Stock Exchange symbols are:
    Common stock ....................................     "______"
    Units ...........................................     "______"
    Series A 8% convertible
       preferred stock...............................     "______"
    Warrants ........................................     "______"

         Our outstanding class A common stock and common stock purchase warrants trade on the Nasdaq SmallCap Market under the symbols "UNSRA" and "UNSRW".

                                  RISK FACTORS

         We have designated $5,000,000 of our proceeds from this offering to fund the acquisition of a Chilean restaurant chain, however, as of the date of this prospectus we have not entered into an acquisition agreement. We have agreed with our underwriter that proceeds of this offering must be designated for acquisition purposes. We have identified several acquisition possibilities, but as of the date of this offering we have not entered into any acquisition agreements. If we are unable to reach a satisfactory agreement to acquire a restaurant chain we may terminate this offering.

         Our franchise agreement with Tricon only covers 28 of our 36 KFC restaurants, which currently prevents us from opening any additional KFC restaurants. Our franchise agreement only covers 28 of our restaurants. Five of our remaining restaurants are covered by a temporary license and 3 are operating without any agreement with Tricon. We are making royalty payments for these eight restaurants while we continue negotiating an agreement with Tricon to cover these restaurants. If we do not enter into a new franchise agreement for these remaining restaurants, Tricon may force us to close the 3 restaurants operating without permission or legally prohibit this restaurant from using KFC property, information and products. Without a new franchise agreement we cannot open any additional KFC restaurants.

         We have been served with notice by Tricon Restaurants International that the opening and operation of our 3 restaurants without Tricon's approval or under an agreement with Tricon has breached our KFC franchise agreement. Tricon has informed us that the opening of these 3 restaurants was unauthorized and the use of KFC property, confidential information and products is unauthorized for these 3 restaurants. To cure this default and legally operate these restaurants we must execute Tricon's standard international franchise agreement and pay initial fees for our 3 unauthorized restaurants of approximately $105,000.

         If we do not immediately cure this default, Tricon may force us to cease KFC operations at these 3 locations and we may receive a formal notice of default, which could ultimately lead to the termination of our franchise agreement.

         Our operations are limited to the terms and conditions of our franchise agreement with Tricon and if we violate this franchise agreement our relationship with KFC may be terminated. Under our KFC franchise agreement, we are presently prohibited from engaging in any KFC brand business outside of Chile and certain types of restaurant businesses within Chile. Under our franchise agreement we may not participate in any business that Tricon deems to be competing. Our relationship with Tricon also restricts Ricardo Vilensky, our chief executive officer and principal shareholder, from transferring his interest in our company or terminating his relationship with us.

         In the event our KFC franchise agreement is terminated, whether resulting from default or expiration of its terms, our franchise agreement with KFC states that we must immediately discontinue the use of KFC equipment, concepts and marketing methods. The franchise agreement also imposes a 12 month non-compete clause with KFC if our relationship with Tricon is terminated. Non-compete agreements are generally considered illegal and unenforceable under Chilean law.

         We are engaged in a highly competitive segment of the fast food industry with respect to:

         o     price,
         o     variety,
         o     product quality,
         o     speed of service,
         o     convenience of location,
         o     cleanliness, and
         o     upkeep.

         We compete directly or indirectly with many companies and franchisees. Most franchisees and company-owned stores of international fast food franchisors, including McDonald's(R) and Burger King(R), have multiple locations in Chile. A number of these companies may be larger, better capitalized, more established and have greater personnel and other resources than us. Additionally, we encounter competition from a number of Chilean restaurants and food service establishments, as well as other local fast food restaurants offering products that are familiar to Chilean consumers and have achieved broad market acceptance.

         We are substantially dependent upon third parties for all of our capital equipment. These supplies include:

         o    furniture,
         o    fixtures and equipment,
         o    food products, and
         o    other supplies.

         Failure to obtain equipment, food products and other supplies for our restaurants on a timely basis could materially effect us.

         The loss of Ricardo Vilensky's services could have a material adverse effect on our business. Our success is highly dependent upon the continued services of Mr. Vilensky who continues to devote a substantial amount of his time to our business. Although we currently have an employment agreement with Mr. Vilensky through 2001 for his services, the loss of his services could have a material adverse effect on our business.

         As a condition of our franchise agreement with Tricon, Ricardo Vilensky is required to be our designated operator and if we want to change our designated operator we need permission from Tricon. In the event Mr. Vilensky is unwilling to serve as the designated operator or becomes disabled or deceased, management or Mr. Vilensky's heirs will propose a new designated operator, who will be subject to approval by Tricon. Although not required, Tricon has indicated that it prefers if our designated operator also controls our ownership.

         If Mr. Vilensky is unable to perform his duties and obligations to our operations, he may be forced to sell his interest in our company. In the event that Tricon determines that our designated operator is not capable of performing necessary duties and obligations, Mr. Vilensky or his heirs are required to use their best efforts to sell their interest in our company within six months. In the event that no sale is completed within the six month period, Tricon has the option to purchase Mr. Vilensky's interest, or the interest of Mr. Vilensky's heirs, in our company for a market value determined by three appraisers.

         Issuance of the preferred stock in this offering and the conversion of our warrants in this offering may decrease Mr. Vilensky's economic interest in our company below 30% which would violate our agreement with Tricon. This violation may place us in default of our franchise agreement with Tricon or may place Mr. Vilensky in default of his obligations to Tricon.

         You may be limited in your ability to enforce civil liabilities against us since most of our assets and operations are abroad. Enforcement by investors of civil liabilities under the U.S. Federal securities laws may adversely be affected by the fact that while Uniservice is located in the U.S., our principal subsidiary is located in Chile. While we are a U.S. corporation, our subsidiary, Kentucky Foods Chile is a Chilean corporation. For the foreseeable future, substantially all of our assets will be held or used outside the United States (in Chile), and approximately 90% of the net proceeds from this offering will be used in Chile. Our current executive officers, directors (excluding David Mayer) and management are residents of Chile, and substantially all of our assets and the assets of our executive officers, directors and management are located outside the United States.

Considerations relating to Chile

         Since we are subject to risks associated with foreign operations, we may incur additional costs and disruptions to our operations. Our business is currently conducted almost exclusively in Chile. We consequently are subject to a number of significant risks associated with foreign operations. Our operating profits may be negatively affected by changes in the value of the Chilean peso, by hyperinflationary conditions, or recession, which have occurred in the past in Chile. Other risks and considerations include:

         o the effect of foreign income and withholding taxes and the U.S. tax implications of foreign source income and losses;

         o the possibility of expropriation or confiscatory taxation or price controls;

         o adverse changes in local investment or exchange control regulations;

         o   difficulties inherent in operating in less developed legal systems;

         o   political instability, government corruption and civil unrest; and

         o   potential restrictions on the flow of international capital.

         In Chile, where our business is conducted, there has been less governmental regulation relating to the environment, occupational safety, employment practices or other business matters than in the United States. It is possible that future regulations in Chile may increase the expense and risk of doing business in Chile. In addition, social legislation in Chile may result in significantly higher expenses associated with terminating employees or distributors or closing manufacturing facilities.

         In the event of long-term restrictions on repatriation with respect to investments, you may find it difficult to realize value on your investment through the receipt of dividends, including preferred stock dividends, or in the appreciation of the value of your investment. Equity investments in Chile by persons who are not Chilean residents may not be freely repatriated for one year starting after the date the funds were brought into Chile. After one year, equity investments may be freely repatriated only if the investment is channeled through the Formal Exchange Market (Mercado Cambiario Formal) under an investment contract entered into with the Chilean government under Decree-Law No. 600 of 1974, as amended. This may restrict our ability to pay dividends on our preferred stock.

         Drought conditions which negatively effected Chile's economy and our business in 1998 and most of 1999 will have the same negative effects if they return in 2000. Santiago, our principal place of business, is powered by hydroelectric energy. Due to drought conditions over the past two years, the Chilean government systematically shut off electricity throughout sections of Santiago, forcing the majority of our restaurants to close for up to four hours per day and significantly impacted our revenues and financial results. We lost revenues as a result. If drought conditions return, the Chilean government may be forced to take the same measures, subjecting our restaurants located in Santiago to the same closures.

         Recessionary conditions in Chile in 1998 and 1999 negatively effected our business and may continue throughout 2000. Recessionary conditions in Chile have the effect of decreasing our revenues and weakening the value of the Chilean peso as compared to the U.S. dollar. Although we believe, and recent market indicators have shown, that the recession in Chile has ended, if Chile remains in a recession, our business will continue to suffer.

                                 USE OF PROCEEDS

         The gross proceeds from the sale of our 1,200,000 units will be approximately $6,000,000, assuming an initial public offering price of $5.00 per unit. The net proceeds, without giving effect to the exercise of the over-allotment option, will be approximately $5,020,000 after giving effect to:

         o    the representative's discounts of $600,000,

         o a 3% non-accountable expense allowance to the representative of $180,000, and

         o    offering costs and expenses of approximately $200,000.

         Approximately all of our proceeds will be used immediately following this offering for the acquisition of a Chilean fast food restaurant company.

         Any remaining proceeds will be used for working capital, which may include the initial payment of dividends on our preferred stock.

         Approximately all of our proceeds will be used in Chile. We may keep a portion of the proceeds in the United States, avoiding Chilean repatriation laws, for initial payment of dividends on our preferred stock.

         Our anticipated use of net proceeds are based upon our current status of operations and anticipated business plans. It is possible that the application of funds may vary depending on numerous factors including, but not limited to, changes in the economic climate or unanticipated complications, delay and expenses. Pending use of the proceeds of this offering, we may make temporary investments in bank certificates of deposit, interest bearing savings accounts, prime commercial paper, U.S. Government obligations and money market funds. Any income derived from these short term investments will be used for working capital.

         Without underwriter approval, we may not use our proceeds for any purposes other than an acquisition. We reserve the right to use the funds obtained from this offering for other purposes not presently contemplated which we deem to be in our best interest and the best interest of our shareholders as long as our underwriter approves. As a result, our success will be substantially dependent upon the discretion and judgment of our management and our underwriter.

                                 DIVIDEND POLICY

         We have never paid dividends on our outstanding securities since our formation in November 1997. However, Kentucky Foods Chile has declared the following dividends to its shareholders in the corresponding years:

         1994..................    $  71,565
         1995..................    $ 730,648
         1996..................    $ 768,018
         1997..................    $  19,305

         Of the $730,648 declared in 1995, the total amount was reinvested as paid-in capital. Of the $768,018 declared in 1996, $139,909 was distributed in 1996 and the balance ($628,409) was distributed in 1997, of which $324,286 of the $628,409 was reinvested in Kentucky Fried Chicken Chile. Kentucky Fried Chicken Chile currently intends to retain earnings for use in its business and does not anticipate paying dividends in the foreseeable future, except to our preferred shareholders

         Upon distribution of a dividend by Kentucky Foods Chile, we, as a foreign non-resident shareholder of a Chilean corporation, will be subject to a 35% percent withholding tax less a credit for any corporate taxes paid by the Chilean corporation. However, the payment of foreign taxes may be credited against U.S. federal income tax. Potential purchasers of our units should consult their own tax advisors regarding the impact of these taxes.

         Due to Chilean repatriation laws, we may keep a portion of the proceeds of this offering with our U.S. holding company. This money will be used to pay the initial dividends on our preferred stock.

                  PRICE RANGE OF OUR COMMON STOCK AND WARRANTS

         Our class A common stock and our class A common stock warrants are traded on the Nasdaq SmallCap Market under the symbols UNSRA and UNSRW, respectively, and commenced their trading on August 4, 1998. The following table sets forth the high and low bid quotations for the common stock and warrant for the periods indicated. These quotations, as reported by Bridge Information Systems, reflect prices between dealers, do not include retail mark-ups, markdowns, commissions and may not necessarily represent actual transactions.

Period                                                        High        Low
------                                                        ----        ---
Common Stock

August 4, 1998 through quarter ended December 31, 1998        $5.625      $2.37
Quarter ended March 31, 1999                                  $3.90       $3.25
Quarter ended June 30, 1999                                   $3.75       $2.80
Quarter ended September 30, 1999                              $3.25       $1.70
Quarter ended December 31, 1999                               $2.75       $1.75

Warrants

August 4, 1998 through quarter ended December 31, 1998        $1.53       $0.62
Quarter ended March 31, 1999                                  $0.90       $0.55
Quarter ended June 30, 1999                                   $0.80       $0.375
Quarter ended September 30, 1999                              $0.625      $0.125
Quarter ended December 31, 1999                               $0.60       $0.125

         As of December 31, 1999, there were approximately 20 holders of record of our class A common stock. We have approximately 300 holders in street name for our class A common stock.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 1999 on an actual basis.


Stockholders' equity:
   Class A common stock ($.0001 par value) 20,000,000 shares authorized; 1,430,000 shares issued
   and outstanding ............................................. $         143
   Class B common stock ($.0001 par value)
   2,000,000 shares authorized; 1,400,000 shares issued
   and outstanding .............................................           140
   Preferred Stock, $.0001 par value; 5,000,000 shares
   authorized; 0 (actual) and 1,200,000 (as adjusted)
   shares issued and outstanding................................           -0-

Additional paid-in capital......................................     8,707,157

Retained earnings...............................................     1,335,986

Cumulative translation adjustment...............................    (2,211,083)

Total stockholders' equity......................................     7,832,343

Total capitalization............................................    11,152,247

                                 EXCHANGE RATES

         Unless otherwise specified, references to U.S. dollars, dollars, $, or U.S.$ are to United States dollars and references to pesos or Ch$ are to Chilean pesos, the legal currency of Chile, and peso-denominated monetary unit. As of January 31, 2000, the exchange rate was one U.S. dollar to 517.89 Chilean pesos. No representation is made that the Chilean peso or U.S. dollar amounts shown in this prospectus could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at such rate or at any other rate.

         The value of the Chilean peso floats freely. It is not tied to the U.S. dollar.

         Chile's Ley Organica Constitucional del Banco Central de Chile No.
18.840 the Central Bank Act of Chile, enacted in 1989, liberalized the rules that govern the ability to buy and sell foreign exchange. Prior to 1989, the law permitted the purchase and sale of foreign exchange only in those cases explicitly authorized by the Central Bank of Chile. Under the Central Bank Act, we may purchase and sell foreign exchange freely without authorization from the Central Bank of Chile. These provisions allow us to expatriate earnings at the market exchange rate.

         The following table sets forth the annual high, low, and average monthly exchange rate for U.S. dollars for each year starting in 1997 as reported by the Central Bank of Chile. The table reflects the actual high and low exchange rates on a yearly basis for each period and the average yearly rates during the period.

                                 Exchange Rates of Ch$ per U.S.$
                                 -------------------------------
            Year                 Low           High           Average
            ----                 ---           ----           -------
            1997                 411.85        439.81         419.31
            1998                 439.18        460.33         465.25
            1999                 468.70        550.93         508.79

Source:  Central Bank of Chile

                             SELECTED FINANCIAL DATA

         The statement of operations data below, for the years ended December 31, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998, have been derived from our consolidated financial statements and notes, which have been audited by Spear, Safer, Harmon & Co., P.A., members of Horwath International, independent auditors, whose report is included in this prospectus. The following financial data should be read in conjunction with the financial statements and notes and management's discussion and analysis of financial condition and results of operations included elsewhere in this prospectus.

                          Statement of Operations Data

         The statement of operations data for the nine months ended September 30, 1998 and 1999, and the balance sheet data at September 30, 1999 are derived from unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of our financial condition and results of operations for such periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for any other interim period or the entire year.

                                          Years Ended December 31,               Nine Months Ended September 30,
                                          1997               1998                   1998          1999 (Unaudited)
                                          ----               ----                   ----          ---------------
Revenues                              $14,562,157         $13,415,518            $10,187,645        $9,732,674
Cost of Operations                      5,712,350           4,988,852              4,150,851         3,948,575
Selling and Administrative  Expenses    7,817,129           7,704,376              5,411,170         5,779,295
Other Income (Expenses)                   281,271             417,022                362,492            98,694

Net Income                              1,313,949           1,139,312                988,116           103,498
Net Income per common share                  0.94                0.57                   0.57              0.04
Weighted average common shares          1,400,000           2,005,833              1,731,111         2,830,000
         outstanding

                               Balance Sheet Data

        The balance sheet data as of September 30, 1999, does not reflect the sale of 1,200,000 shares of preferred stock. This data also does not include receipt of net proceeds from the exercise of our warrants, the representative's warrants, or the over-allotment option.

                                Period Ended December 31,      September 30,1999
                                  1997           1998             (unaudited)
                                  ----           ----             -----------

Total Assets                    9,259,632     11,774,546          11,152,247
Total Long-term liabilities     2,875,411      1,022,249           1,303,480
Total liabilities               6,084,073      2,895,083           3,319,904
Stockholders' equity            3,175,559      8,879,463           7,832,343

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        Management's discussion and analysis contains various forward looking statements. These statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or use of negative or other variations or comparable terminology.

        We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements, that these forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

Overview

        We generate revenues in two ways: sales of products from restaurant locations (approximately 93% of total revenues) and sales of coupon books (approximately 7% of total revenues). Typically, business entities will receive our coupon books and give them to employees as incentives. The coupon holders present the coupons to the individual restaurants which will subsequently bill the employer for the food purchased by the coupon holders.

        We incur costs primarily for raw food and paper supplies, which represent approximately 37% and 40% of the total revenues for 1998 and 1997, respectively. Payroll represents 22% and 19%, and rent represents 13% and 12%, respectively, for 1998 and 1997. Our royalty and marketing costs are each 5% of our total revenues each year.

Nine months ended September 30, 1999 compared to nine months ended September 30, 1998

Results of Operation

        Our gross revenues decreased from $10,187,645 for the nine months ended September 30, 1998 to $9,732,674 for the nine months ended September 30, 1999, a decrease of $454,971 or approximately 4%. A decline in sales for the nine months ended September 30, 1999 in U.S. dollars was prompted by the devaluation of the Chilean peso against the dollar. Sales in Chilean pesos actually increased from Ch$4.650 billion in 1998 to Ch$4.885 billion for the same period in 1999, an increase of Ch$235 million.

        Our cost of operations for the nine months ended September 30, 1999 decreased $202,276 from $4,150,851 for the nine months ended September 30, 1998 to $3,948,575, a decrease of approximately 5%. The decline in cost of operations is principally attributable to the devaluation of the Chilean peso against the dollar.

        Although our cost of operations and gross profit percentages (59% for both years) remained materially the same when compared to the nine months ended September 30, 1998, actual costs were reduced if the highly inflationary Chilean economy is taken into consideration. The Chilean peso was devalued from Ch$466.38 per U.S. dollar in September 1998 to Ch$531.11 per U.S. dollar in September 1999, a devaluation index of 12%.

        Payroll and employee benefits increased from $1,450,245 for the nine months ended September 30, 1998 to $1,987,560 for the nine months ended September 30, 1999, an increase of $537,315 or 37%. The increase is primarily due to the opening and operation of new restaurants. In addition, the Chilean Government increased the minimum wage by approximately 10% during 1999, from Ch$419.27 per hour to Ch$470.35 per hour. This is an increase of approximately U.S.$.09.

         Occupancy increased from $1,223,306 for the nine months ended September 30, 1998 to $1,450,399 for the nine months ended September 30, 1999, an increase of $227,093 or 19%. The increase is due primarily to the opening of new stores.

         Selling and administrative expenses for the nine months ended September 30, 1999 were $2,341,336 compared to $2,737,619, for the nine months ended September 30, 1998, a decrease of $396,283 or approximately 14%. This decrease is attributable to the devaluation of the Chilean peso.

         Other income (expenses) consisted of two major categories: other revenues and interest expense and their composition is as follows:

        The first category of other income includes advertising credits and refunds from vendors and suppliers and amortization of deferred revenue arising from an exclusivity agreement with ECUSA. ECUSA is the Pepsico franchise and bottling company in Chile. The decrease in this category was from $879,089 for the nine months ended September 30, 1998 to $287,192 for the nine months ended September 30, 1999, a change of $591,897 or 67%. The decrease was primarily due to a decline in the incentive fees paid to us by vendors and a reduction of income tax refunds in 1999. For the nine months ended September 30, 1999, approximately $83,000 relates to the amortization of deferred revenue and $205,000 relates to refunds and credits from vendors.

        The second category relates to interest expense paid to banks and leasing companies which decreased by $328,099 to $188,498 in September 30, 1999 from $516,597 in September 30, 1998 or 64%. The decrease is due primarily to the average outstanding balance of debt during the related periods.

        For the nine months ended September 30, 1999, we had a net income of $103,498 compared to net income of $988,116 for the nine months ended September 30, 1998. One of the reasons for this decrease was the start-up costs connected with the opening of new stores since our initial public offering in August 1998, all of which required new equipment, new personnel and training, in addition to new and extensive advertising efforts. Included in these new advertising efforts were special promotions for the "Super Crunch" sandwich and "Star Wars." To facilitate these promotions, we introduced new products at prices below their regular profit margins. After September 1999, we began selling these products at their regular prices. In addition, our management believes that the inflation and drought Chile endured throughout the first nine months of the year had a negative effect on revenues and margins.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Results of Operations

        Our gross revenues decreased from $14,562,157 in 1997 to $13,415,518 in 1998, a decrease of $1,146,639 or approximately 8%. This decrease is due to a number of components:

         o during 1998, we increased the price of our combination meals first introduced in 1997 which resulted in a decrease in the volume of sales and an increase in the gross profit margin;

         o during 1998, the Chilean peso in relation to the dollar decreased by 8%. This decrease of the peso was caused in part by the economic crisis in Asia and Brazil. As a consequence of the Chilean government devaluing its currency, interest rates increased to as much as 22%. This increase in interest rates reduced overall consumer discretionary spending and contributed to the decrease in gross revenues;

         o although we opened six new restaurants in 1998, five were opened in December 1998 and one in August 1998. The gross revenues from the new restaurants were not sufficient to offset expansion costs, pricing of our combination meals and the devaluation of the Chilean peso; and

         o there was a 28% increase in the number of fast food restaurants in Chile, which created more competition.

         Costs of our operations for the year ended December 31, 1998 decreased $723,498 from $5,712,350 to $4,988,852 a decrease of approximately 13%. This decrease was due to:

         o         the decrease in revenue discussed above;

         o         favorable pricing obtained for fresh chicken; and

         o        the devaluation of the Chilean peso discussed above.

         Our gross profit margins increased from 61% in 1997 to 63% in 1998 as a result of the increase in the price of the combination meal coupled with the decrease in the cost of fresh chicken.

         Our selling and administrative expenses for the year ended December 31, 1998 were $7,704,776 compared to $7,817,129 in 1997 a decrease of $112,353 or
1%. This decrease is due to the devaluation of the Chilean peso offset in part by increases in payroll and other costs associated with the opening of the six new restaurants.

         Our other income (expenses) increased from $281,271 during 1997 to $417,022 for the year ended December 31, 1998. This increase of $135,751 is due to an increase of $360,683 in incentive fees for the restaurants opened in 1998 offset by an increase in interest expense of $63,942 and a decrease in miscellaneous income of $113,632. Interest expense increased due to the increase in the Chilean interest rate. Miscellaneous income decreased as a result of the one time revenue generated from related parties in 1997.

         Our net income for the year ended December 31, 1998 was $1,139,312 compared to $1,313,949 for the year ended December 31, 1997, a decrease of $174,637 or 13%. This decrease is due to the decrease in revenues as described above.

Liquidity and Capital Resources

         At September 30, 1999, accounts receivable increased by $99,365 to $204,426 from $105,061 at December 31, 1998, due to monies due from ECUSA under a new exclusivity agreement discussed in greater detail below.

         Due from related parties increased to $343,470 at September 30, 1999 from $120,038 at December 31, 1998, an increase of $223,432 due to advances to related parties.

         Other current assets decreased to $115,053 at September 30, 1999 from $236,647 at December 31, 1998, a decrease of $121,594, due to a decrease in sales taxes receivable and other prepaid taxes.

         At September 30, 1999, we had approximately $415,000 outstanding on our $450,000 line-of-credit facility. The increase of almost $320,000 from December 31, 1998 was used to partially finance short-term operations.

         We had no outstanding long-term debt obligations with banks at September 30, 1999 and at December 31, 1998, respectively. We paid off our long term obligations with banks with the proceeds received from our initial public offering in August 1998. The total of capital lease obligations decreased by $847,540 when compared to December 31, 1998, because we used the monies received from a new exclusivity agreement with ECUSA to reduce this debt.

         In August 1999, we entered into a new seven year agreement with ECUSA, our supplier of Pepsi products, requiring our exclusive use of Pepsi products for each of our existing Kentucky Foods Chile restaurants and each Kentucky Foods Chile restaurant we open during the term of the agreement. In exchange for this exclusivity agreement, we received and deferred approximately $780,000 net of tax, which is being recognized and amortized ratably over a seven year period. For the periods ended September 30, 1999 and 1998, we recognized deferred revenues of approximately $83,000 and $71,000. See note 11 included in our December 31, 1998 Consolidated Financial Statements for further explanation.

         The new exclusivity agreement contains similar terms as the previous agreement with respect to the use of Pepsi products in our KFC restaurants. We received and deferred in exchange for committing to continue to use Pepsi products exclusively, approximately $800,000 net of tax, at the signing of the contract. We received an additional payment of $300,000 net of tax on January 15, 2000 and will receive $200,000 net of tax on January 15, 2001. In addition, the agreement grants us significant purchase discounts on various products. Our supplier has also agreed to pay us, on a monthly basis, a marketing allowance based on the amount purchased from the supplier and to provide us with certain equipment and to fund miscellaneous promotional expenses.

         We estimate that based on this agreement, we will receive cash, other certain payments and discounts from ECUSA as follows:

                                               Estimated

                         Cash and               Estimated                                  Revenue /
Calendar                 Other Certain       Marketing Credit              Total          Discounts to
  Year                  Payments               and Purchase              Payments        be Recognized
1999                  $   806,000           $   181,000                $   987,000          249,193
2000                      318,000               713,000                  1,031,000          917,571
2001                      218,000               792,000                  1,010,000          996,571
2002                       18,000               875,000                    893,000        1,079,571
2003                       18,000               962,000                    980,000        1,166,571
2004                       18,000             1,054,000                  1,072,000        1,258,571
2005 to 2006               36,000             2,361,000                  2,397,000        2,701,952

Total                 $1,432,000            $6,938,000                 $8,370,000       $8,370,000

         We computed discounts and other payments based on our plans to place three additional restaurants in service during each year of the exclusivity agreement.

         We plan to record $1,432,000 in deferred revenue in 1999 for the cash and other certain payments per the terms of the contract and to amortize them over the life of the contract. We can only estimate future purchases and, accordingly, discounts earned will be recorded as they are granted.

Seasonality

         We generate the highest amount of sales during July and December. The slowest month for sales is February, when many Chileans are on summer vacations. The fourth quarter is normally the most profitable and this is due to the cash rebates we receive based on purchases from suppliers. As we operate and open additional stores, we anticipate amounts received in rebates will increase.

Inflation

         Over the past five years, Chile has experienced a decrease in inflation. The Chilean economic system is based on an indexed inflation system and therefore, no material inflation is anticipated in the immediate future.

                                    BUSINESS

General

         We were organized as a Florida corporation on November 21, 1997 under the name Uniservice Corp. and subsequently changed our name to Uniservice Corporation. On August 4, 1998 we acquired 99.97% of Inversiones e Inmobiliaria Kyoto S.A.'s interest in Kentucky Foods Chile S.A. in a series of transactions in exchange for 1,399,900 shares of our class B common stock. These transactions were effected simultaneously with the initial public offering of our class A common stock and warrants to purchase shares of our class A common stock. The remaining interest in Kentucky Foods Chile is held by Ricardo Vilensky.

         In this section of our prospectus regarding our business, when we use the terms "Uniservice," "we," and "our," we are referring to Uniservice Corporation. All references to our historical activities before August 1998 refer to the historical activities of Inversiones e Inmobiliaria Kyoto and Kentucky Foods Chile.

Our background

         We have been involved in the restaurant business since our subsidiary, Kentucky Foods Chile, commenced business in November 1986. We operated our first four restaurants under the name Papa Pollo. During the second half of 1991 we changed the names of our restaurants to Chicken Inn. In 1994, when we were operating nine restaurants, we entered into a franchise agreement with Kentucky Fried Chicken International Holdings and Tricon Restaurants International and converted all of our restaurants into KFC restaurants. We opened eight KFC restaurants in 1995, and an additional seven, five, seven and three restaurants during 1996, 1997, 1998 and 1999, respectively.

         We are currently the only KFC franchisee in Chile and the largest KFC franchisee in Central and South America. We currently own and operate 36 KFC Restaurants throughout Chile. We are also currently evaluating acquisition opportunities within the restaurant industry in Chile. We plan on acquiring a restaurant chain located in Chile, when we receive the proceeds from this offering. We have identified and entered into preliminary discussions with several acquisition possibilities, but have not entered into an acquisition agreement with a specific company as of the date of this offering.

Fast food industry background

         Overview

         The fast food service industry consists of quick service restaurants, referred to as QSRs, full service restaurants, other commercial restaurants, including cafeterias and non-commercial restaurants such as those in schools and hospitals. The QSR segment of the fast food service industry is a multi-billion dollar industry.

         Fast food restaurant industry in Chile

         Listed below is the number of restaurants for each of the major fast food franchises located in Chile as of December 31, 1999.

         Name                 Number of Restaurants    Major Types of Products
         ----                 --------------------     -----------------------
         Lomiton(R)                   82               Pork sandwiches
         Doggis(R)                    58               Hot dogs
         McDonald's(R)                62               Hamburgers
         KFC(R)                       36               Chicken
         Burger King(R)               25               Hamburgers
         Pizza Hut(R)                 30               Pizza
         Domino's(R)                  21               Pizza
         Embers(R)                    17               Roast beef sandwiches
         Submarine(TM)                12               Subs/hoagies
         Mr. Chips(R)                 11               Roast beef sandwiches
         Taco Bell(R)                 11               Tacos and burritos
         Mei Lin Ta(R)                10               Chinese food
         Burger Inn(TM)               10               Hamburgers
         Natural Juice(TM)             7               Salads and natural juices

Strategy

         Our strategy is to expand our restaurant business throughout Chile through the acquisition of restaurant businesses and the expansion of our current restaurants. The following is an overview of our acquisition and expansion strategy:

o Acquire fast food and other franchise restaurants located in Chile. We have entered into discussions with several restaurant businesses located in Chile, with a view towards expanding our operations in Chile. This acquisition will be financed through the proceeds of this offering and possibly other sources of capital.

         We believe that this acquisition would result in greater economies of scale in:

         o     reduced management to store ratios;
         o     purchase of food;
         o     purchase of consumables;
         o     negotiation with vendors;
         o     more favorable advertising rates; and
         o the ability to formulate and implement cross-promotional opportunities.

o Seek non-Chilean acquisition possibilities throughout Latin American and the Carribean. As of the date of this offering we have not identified any non-Chilean acquisition possibilities nor entered into any negotiations.

o Increase our existing KFC restaurants overall margins and profitability.

o Maximize operating efficiencies through continued centralized management and advanced management information systems. This enables us to:

          o  control corporate overhead and individual restaurant costs;

          o capture economics of scale by utilizing our existing corporate management structure; and

          o continuously monitor point-of-sale data to more efficiently manage our restaurant operations.

         We believe we will experience both restaurant level and corporate level savings as a result of an increase in size and related bargaining power, particularly with respect to food and paper purchasing and distribution, and restaurant maintenance services. As the number of our restaurants increase, we believe our bargaining power should continue to increase. In particular, we believe that we will be able to continue to spread our corporate overhead and continue to reduce our cost of operations by centralization of management and purchasing of food and other products in greater quantities as the restaurants we acquire, own and operate increase business. We also believe that our risks of expansion are substantially reduced due to:

          o our management's extensive experience within the fast food restaurant business;

          o  an increased Chilean middle class with discretionary income;

          o the predictability of development costs and restaurant profitability; and o the proven success of the chicken concept in Chile.

Our operations

Overview

         All executive management, financing, marketing and operations support functions are conducted centrally at our Santiago Chile headquarters. At our headquarters we maintain a state-of-the-art centralized computer system that is linked with the cash register at each of our restaurants. Through this computer system, we have access to up-to-the-minute information including, among other things, revenues, inventory control, and the ability to monitor the progress of various promotions.

         Under our KFC franchise agreement, we are presently prohibited from engaging in any KFC(R) brand business outside of Chile. Subject to compliance with our franchise agreement and the development agreement, we may, however, engage in other businesses which do not conflict with the KFC(R) brand, subject to prior approval by Tricon. We intend to proceed with the acquisition of restaurant businesses regardless of whether or not we receive approval by Tricon.

Acquisition developments

         We are seeking to acquire a restaurant business located in Chile. We have identified several acquisition possibilities are have begun preliminary negotiations with their individual representatives. The completion of any acquisition will be subject to approval of the respective board of directors, as well as completion of our due diligence. The proceeds from this offering will be used to finance the acquisition of one of these companies.

         We believe that even though our potential acquisition is a restaurant company, it will not compete directly with our KFC business, since the companies we are focusing on do not sell fast food chicken products. We will continue to look for other food companies to complement, but not directly compete with our current business.

Our KFC restaurants

         KFC restaurants offer basically the same menu, meal options and distinctive KFC design as the KFC restaurants found throughout the United States. Our KFC restaurants are of distinctive design and are generally located in high-traffic areas including shopping malls, food courts, shopping centers, and downtown areas. Our KFC restaurants consist of several building types with various layouts and seating capacities. We currently have 36 restaurants, 34 of which are open seven days a week, typically from 10:00 a.m. to midnight. Currently, we do not accept credit cards, although we may elect to do so in the future. Some of our restaurants offer drive-through service. Home delivery is available at no-charge from 17 of our restaurants.

         All of our KFC restaurants offer a full line of KFC products, including chicken pieces, chicken sandwiches, a variety of side items including cole slaw, mashed potatoes, salads and corn, and dessert. In addition to a full-line of soft drinks, 21 of our current restaurants are licensed to sell beer (the drinking age in Chile is 18).

Quality assurance

         Our operations are focused on achieving a high level of customer satisfaction, with speed, accuracy and quality of service closely monitored. Our senior management and restaurant management staff are principally responsible for ensuring compliance with our internal and Tricon's operating procedures. We and Tricon have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises and employee conduct and internal surveys, detailed reports from our own management information system and detailed reports from Tricon are tabulated and distributed to management on a regular basis to help maintain compliance. In addition to customer satisfaction, these reports track comparable sales and customer counts, labor and food costs, inventory levels, waste losses and cash balances.

         We closely supervise the operation of all of our restaurants to help ensure that standards and policies are followed and that product quality, customer service and cleanliness of the restaurants are maintained. Management also conducts unscheduled inspections and audits of our restaurants to ensure quality.

         Our restaurants are also subject to standards set by Chilean, provincial and local governmental laws and regulations. These standards include food preparation rules regarding, among other things, minimum cooking times and temperatures, sanitation and cleanliness. In addition, KFC has set maximum time standards for holding unsold prepared food in order to maintain freshness of our KFC products.

Supplies and distribution

         We inspect the facilities of our suppliers and request samples for testing and other quality control monitoring from time to time. Many of these suppliers are also subject to Chilean government inspection. In addition, representatives of our quality assurance department visit restaurants from time to time to ensure that food is properly stored, handled and prepared in accordance with prescribed standards and specifications, as well as to provide training in food safety and sanitation measures to the restaurant operators. The quality assurance department is also responsible for remaining current on issues related to food safety, and interacting with regulatory agencies as may be required or desirable on these matters.

         Under our KFC franchise agreement, we are required to buy food supplies, ingredients, seasonings, and equipment for our KFC restaurants only from approved suppliers who are required to meet or exceed system standards designed to ensure product quality, safety and consistency. We purchase KFC's pre-packaged seasoning which contain KFC's proprietary recipes directly from Tricon's principal U.S. supplier.

         We purchase much of our products by means of centralized buying in order to obtain the best prices. As the number of our restaurants increase, we believe that our bargaining power to purchase goods at the best prices and on favorable terms should also increase. We purchase our supplies and foodstuffs from vendors on favorable terms and conditions (including quantity discounts). We believe there are a number of vendors who can supply us with adequate quantities of products and that the loss of any one supplier would not have a material impact on our operations.

         Additionally, to ensure the wholesomeness of all food products, suppliers are required to meet or exceed strict quality control standards. Competitive bids, long-term contracts and long-term vendor relationships have been used to ensure availability of products. We have not experienced any significant continuous shortages of supplies. Prices paid for these supplies may be subject to fluctuation. When prices increase, we may be able to pass on such increases to our customers.

Marketing, advertising and promotion

         Each year, we typically introduce different types of promotions, either in conjunction with Tricon or independently, including:

         o    value-type combination meals;

         o    new products;

         o    kids meals; and

         o    coupons.

         A portion of our marketing and advertising plan includes participating in certain of Tricon's internationally licensed promotions and marketing fund. We also advertise on cable television and radio.

Franchise agreement with Kentucky Fried Chicken International Holdings and
Tricon

         We may be in default of our KFC franchise agreement. Of our 36 restaurants currently in operation, 28 are operating under our franchise agreement, 5 are operating under a temporary license agreement, and 3 of our restaurants are operating without any agreement. Kentucky Fried Chicken International Holdings and Tricon have prohibited us from opening any additional restaurants until a new franchise and development agreement covering our 8 restaurants operating outside our KFC franchise agreement and any future restaurants has been executed. The new franchise agreement should be consistent with the original franchise agreement, permitting us to use, among other things, KFC's proprietary trade names, trademarks, service marks, recipes, and trade dress. We are also permitted to sell and promote only KFC approved products. Although Tricon wants to increase our royalty payments to 6% of our total revenues.

         We have been served with notice by Tricon that the opening and operation of our 3 restaurants without Tricon's approval or under an agreement with Tricon has breached our KFC franchise agreement. Tricon has informed us that the opening of these 3 restaurants was unauthorized and the use of KFC property, confidential information and product is unauthorized for these 3 restaurants. To cure this default and legally operate these restaurants we must execute Tricon's standard international franchise agreement and pay initial fees for the 3 unauthorized restaurants of approximately $105,000.

         If we do not immediately cure this default, Tricon may force us to cease KFC operations at these 3 locations and we may receive a formal notice of default, which could ultimately terminate our franchise agreement.

         Under our original franchise agreement at all times, Mr. Vilensky must retain voting control of Kentucky Foods Chile and our company. As result, we have created two classes of common stock--Class A common stock and Class B common stock-- which are identical except that holders of Class B common stock are entitled to ten votes for each one share held. Additionally, unless Mr. Vilensky obtains approval from Tricon, he must retain at all times a minimum of 30% ownership of our company. As a condition to our franchise agreement, Mr. Vilensky may sell up to the lesser of 10% of the outstanding amount of our capital stock or an amount so that his ownership interest will not be below 30% provided, however, that the proceeds from sale received by Mr. Vilensky may not be used to start a new company. When our warrants are exercised, Mr. Vilensky's ownership interest will fall below 30%, in which case we will be in technical default of our KFC franchise agreement.

         Another condition of our franchise agreement requires us to have a designated operator, who is the person that oversees the management of our day-to-day operations. Currently, the designated operator is Mr. Vilensky. In the event Mr. Vilensky is unwilling to serve as the designated operator or becomes disabled or deceased, management or Mr. Vilensky's heirs will propose a new designated operator, who will be subject to approval by Tricon. Although not required, Tricon has indicated that it would prefer the designated operator to also control our company. In the event that Tricon determines that the proposed designated operator is not capable of performing the necessary duties and obligations, Mr. Vilensky or his heirs are required to use their best efforts to sell their interest in our company within six months. In the event that no sale is completed within the six month period, Tricon has the option to purchase Mr. Vilensky's interest, or the interest of Mr.

Vilensky's heirs, for a market value determined by three appraisers.

         The initial franchise term for each of our restaurants operating under our franchise Agreement is ten years. Expiration dates range between December 31, 2003 and December 31, 2007, depending on when the particular restaurant was opened. The initial franchise term is renewable, at our option, for additional ten year periods, provided that:

         o     the renewal is permitted by local law;

         o we have corrected any default under the franchise agreement and has not been in material default within the 24 months preceding the renewal request;

         o     we comply with annual performance criteria;

         o we request renewal within 12 to 18 months prior to the expiration of the initial term;

         o we agree to make capital improvements to conform with Tricon's then current standards and completes the improvements, as agreed;

         o we agree to relocate any restaurants Tricon determines cannot be renovated to meet the then current standards;

         o we execute a new franchise agreement if the current form has been modified;

         o we are current in all obligations, monetary or otherwise, to Tricon; and o we pay a renewal fee as agreed upon with Tricon.

         The monthly royalty fees for each of our KFC restaurants operating under our franchise agreement is 5% of net revenues. The monthly royalty fees for each of our KFC restaurants operating under our temporary license agreement is 5% of net revenues. Royalty fees will increase to 6% in 2005.

         Under our franchise agreement, Tricon's approval is required for our operation of any new KFC restaurants or other fast food restaurant and Tricon's consent to such renewals, acquisitions or development may be withheld in Tricon's sole discretion.

         We intend to continue with our acquisition strategy and the operation of our current restaurants regardless of the status of our relationship with Tricon. If we lose our right to the KFC concept we will operate our current restaurants without the KFC concept and methods. However, if our KFC franchise agreement is terminated (either by default or expiration) we are prohibited from competing with KFC for 12 months. While our franchise agreement contains this non-compete clause, non-compete agreements are generally considered illegal and unenforceable under Chilean law.

Competition

         The overall food service industry and the quick service restaurant
(QSR) segment are intensely competitive with respect to food quality, price, service, convenience, restaurant location and concept. The restaurant business is often affected by changes in consumer tastes; national, regional or local economic conditions; demographic trends; traffic patterns; the type, number and location of competing restaurants; and disposable purchasing power. We compete within the Chilean market with international and regional chains as well as locally-owned restaurants, not only for customers, but also for management and hourly personnel and suitable real estate sites. Typically, international chains such as McDonald's(R) and Burger King(R) compete with one another and do not serve a variety of chicken products, while our actual competitors are fast food restaurants that offer similar menus which include chicken. Certain of these companies may have greater financing, personnel, technical and other resources than us. During 1999 there was an increase of approximately 7% in the number of QSRs in Chile from 365 to 392.

Patents and trademarks

         Under our franchise agreement with Tricon we may use KFC's proprietary trade names, trademarks, service marks, recipes, and trade dress. If our franchise agreement is terminated or expires we will lose all rights to use KFC's proprietary trade names, trademarks, service marks, recipes, and trade dress.

         Our company does not have any proprietary trade name protection, trademark protection, patents, or service marks, however, our subsidiary, Kentucky Foods Chile, holds several proprietary trade names, trademarks and service marks in Chile.

Government regulation

         We are subject to various Chilean national, provincial, and municipal laws affecting its business. Each of our restaurants must comply with various licensing requirements and regulations of governmental authorities, including health, sanitation, safety and fire agencies in the region and municipality in which the restaurant is located. To date, we have obtained all necessary licenses and approvals.

         A small portion of our sales are attributable to the sale of beer. A license is required from the provincial governing authority for each restaurant that sells beer and regulations governing the sale of beer relate to many aspects of restaurant operations, including the minimum age eighteen of patrons to purchase beer.

         We are also subject to Chilean national minimum wage laws governing matters as overtime and working conditions. Since the bulk of our employees are paid on an hourly basis at rates related to the minimum wage, increases in the minimum wage could significantly increase our labor costs. We have not, to date, been materially adversely affected by these laws. Our business is also subject to the full range of governmental regulation and supervision generally applicable to companies engaged in business in Chile, including labor laws, social security laws, public health, environmental laws, securities laws and anti-trust laws.

Personnel

         We believe that high quality, customer-focused restaurant management is critical to long-term success. Generally, each of our restaurants has one restaurant general manager, two supervisors and teams of workers. Restaurant management structure varies by unit size. Each restaurant usually has between 10 and 35 hourly employees, most of whom work part-time. We pay an hourly wage of $1.20 per hour, the average hourly wage in Chile. Overtime is paid (one and one half time minimum wage, or $1.79 per hour) to any employee who works more than 48 hours weekly. However, Chilean law only permits employees to work a maximum of two extra hours daily. Overtime (of two times Chilean minimum wage, the equivalent of U.S.$2.40 per hour) is paid on Sundays and holidays. Restaurant general managers receive base salaries, as well as incentive bonuses, based upon that restaurant's productivity and profitability.

Foreign Corrupt Practices Act

         Substantially all of our operations are conducted in South America. To the extent that we conduct operations and sell our products outside the U.S., we are subject to the Foreign Corrupt Practices Act which makes it unlawful for any issuer to pay or offer to pay, any money or anything of value to any foreign official, foreign political party, foreign political party official or any candidate for foreign political office or any person with knowledge that all or a portion of money or thing of value will be offered, given, or promised, directly or indirectly, to any of these people.

         We have not made any offers, payments, promises to pay, or authorization of any money or anything of value to any foreign official, foreign political party or foreign political party official or candidate for foreign political office and have implemented a policy to be followed by our officers, directors, employees and anyone acting on our behalf, that no payments can and will be made. We have made all employees cognizant of the need for compliance with the Foreign Corrupt Practices Act and any violation of our policy will result in dismissal. We also conduct periodic reviews of this policy with all employees to ensure full compliance.

Foreign investment laws and regulations

         The Chilean Constitution establishes that any Chilean or foreigner may freely develop any activity in Chile so long as the activity in Chile does not contravene existing laws dealing with public morals, public safety or national security and follows the laws that regulate such activity. It also establishes the principle of non-discrimination, thus guaranteeing foreign investors equal protection under Chilean law. Additionally, Chilean law prohibits any discretionary acts by the Chilean government or other entities against the rights of persons or property in derogation of this principle. Foreign investors may transfer capital and net profits abroad. There are no exchange control regulations which restrict the repatriation of the investment or earnings except that the remittance of capital may take place starting a year after the date the funds were brought into the country, but net profits can be remitted at any time, after deduction of applicable withholding income taxes. Therefore, equity investments in Chile by persons who are not Chilean residents follow the same rules as investments made by Chilean citizens.

         These principles are the basis for the Chilean Decree-Law No. 600 of 1974, as amended. DL 600 requires that a foreign investor and the government of Chile sign a legally-binding investment contract which may only be modified by mutual consent. The contract sets forth the current tax and foreign exchange laws as each relates to the specific investments by that investor in Chile. Thus, the investor is protected against any subsequent changes in the law which could adversely affect the investor or his investments in Chile. Although the Chilean government has been successful in keeping this principle in place for the last 26 years, there can be no assurances that a breach by or political changes within the Chilean government will not occur in the future or which would adversely affect our rights to do business in Chile.

Employees

         As of December 31, 1999, we employed 852 employees, of which 40 were full-time salaried employees in administration, 115 were full-time salaried employees in supervisory and management positions and 697 were full-time and part-time hourly employees who were employed in food preparation and serving. All of our management and employees who reside in

Chile speak Spanish and our senior management team in Chile also communicates in English. None of our employees are covered by a collective bargaining agreement. We believe that the dedication of its employees is critical to its success, and that its relations with its employees are good.

Properties

         All of our restaurants are presently located in leased space. The leases for our restaurants are for a period ranging from six years to 15 years and provide for one or more options to renew for at least one additional term. Our leases either specify a fixed annual rent with fixed increases or are variable. Generally, our leases are net leases which require us to pay all or a portion of the cost of taxes, maintenance and utilities. Certain of the leases provide that in the event of non-payment of rent, the lessor may terminate the lease without notice. Chilean law provides that a landlord may not evict a tenant without a court hearing, although the tenant is responsible for all costs related to such court hearing.

         We lease approximately 4,000 square feet of executive offices in Santiago, Chile from Inmobiliaria KilKil S.A., our affiliate, at a rate of $9,050 per month, plus common area maintenance and general expenses of $1,100 per month. The lease is for ten years, ending May 1, 2007.

         In August, 1998, we entered into a two year lease with Andean Financial Corporation for our corporate U.S. offices in Boca Raton, Florida. This lease may be renewed for an additional two year term. David Mayer, one of our directors, is the sole shareholder, officer and director of Andean Financial Corporation. The annual lease amount is $10,000 annually, payable quarterly, which includes all telephone and facsimile, secretarial and other expenses.

Legal proceedings

         We are involved in legal proceedings arising in the ordinary course of business. We are not involved in any legal proceedings that we believes will result, individually or in the aggregate, in a material adverse effect upon its financial condition or results of operations.

                                   MANAGEMENT

Directors and executive officers of Uniservice Corporation

Name                     Age     Position
----                     ---     --------
Ricardo Vilensky         43      Chief Executive Officer, President, Chairman of
                                 the Board of Directors

Mauricio Aguirre         36      Chief Financial Officer, Vice President of
                                 Finance and Administration, Director

Juan Carlos Cerda        43      Director

Avram Fritch             41      Director

David Mayer              57      Director, Assistant Secretary

Sergio Vivanco           46      Director

         Ricardo Vilensky has served as our chief executive officer, president and chairman since our formation in November 1997 and as the chief executive officer, president and chairman of Kentucky Foods Chile since its formation in 1986. From July 1991 to the present, Mr. Vilensky has served as the chairman and owns a 50% interest in Ann Arbor Foods, S.A., which owns 21 Domino's pizza franchises in Chile. From June 1991 to September 1996, Mr. Vilensky was the general manager of Comercial Submarine Chile Limitada, which owned 10 submarine and hoagie restaurants in Chile. From 1982 to 1994, Mr. Vilensky was the general manager and legal representative for El Vegetariano, a vegetarian restaurant in Santiago, Chile.

         Mauricio Aguirre has served as our chief financial officer, vice president of finance and administration and director since August 1998. He has served as vice president of administration and finance of Kentucky Foods Chile since September 1994 and as director of Kentucky Foods Chile since October 1995. From 1989 to September 1994, Mr. Aguirre was the controller and a vice-president of Lan Chile, the national airline of Chile. Mr. Aguirre is a commercial engineer, public accountant and auditor.

         Juan Carlos Cerda has served as our director since August 1998. He has served as directors of Kentucky Foods Chile since May 1996. From June 1994 through 1998, Mr. Cerda was a partner with the law firm of Estudio Juridico Figueroa and Valenzuela in Chile. He is currently a partner with the tax consulting firm of Cerda y Compania, located in Chile. Since March 1994, Mr. Cerda has been a professor of Planification and Tributary Management at the University of Santiago. From 1991 through May 1994, he was a tax advisor to the Arauco Enterprise Group in Chile.

         Avram Fritch has served as our director since August 1998. Mr. Fritch is the founder of and currently serves as president of General Security Chile, S.A., a residential and commercial security and alarm company located in Santiago, Chile, since 1991. General Security is a wholly-owned subsidiary of Tyco International. Since 1996, he has served as the general manager of Inversiones y Rentas Carmel S.A., a Chilean investment company. Since January 2000 he has served as vice president of Rebrisa, S.A., a Chilean investment company. Mr. Fritch is a mechanical engineer and was a captain in the Defense Force of Israel.

         David Mayer has served as our director and assistant secretary since our formation in November 1997. He has also entered into a ten year consulting agreement with us. Mr. Mayer has served as president of Andean Financial Corporation, a private investment banking firm, since July 1997. We lease our U.S. offices from Andean Financial Corporation. Mr. Mayer has served as a director and as assistant secretary for Bio-Aqua Systems, Inc., a Florida corporation, since March 1999. He is also currently a director for Our Universe.com, Inc., a Florida corporation. From January 1992 to March 1996, Mr. Mayer was a consultant to various companies in the entertainment industry.

         Sergio Vivanco has served as a member of our board of directors since August 1998. Mr. Vivanco has been a member of the board of directors of Kentucky Foods Chile since 1991 and is a member of the board of directors of Inversiones Huillimapu S.A., an affiliate of Inversiones e Inmobiliaria Kyoto. Mr. Vivanco has been an attorney since 1979 and has served as general counsel since 1986 to Inversiones e Inmobiliaria Kyoto and Kentucky Foods Chile. Mr. Vivanco is a partner in the law firm of Abud, Vivanco and Vergara in Santiago, Chile, which serves as our legal counsel in Chile.

Directors and executive officers of Kentucky Foods Chile

The directors and executive officers of Kentucky Foods Chile are as follows:

Name                        Age         Position
----                        ---         --------

Ricardo Vilensky(1)         43        Chief Executive Officer, President,
                                      Chairman of the Board, Director

Mauricio Aguirre(1)         35        Chief Financial Officer, Vice President
                                      of Finance and  Administration, Director

Sergio Vivanco(1)           46        Director

(1) See Directors and executive officers of Uniservice Corporation.

Election of directors

         Each of our directors are elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders or until his or her successor is elected and qualified. Our bylaws permit our board of directors to fill any vacancy. Directors appointed by our board of directors may serve until the next annual meeting of shareholders or until his successor is elected and qualified.

Directors' compensation

         Our non-employee directors, David Mayer, Sergio Vivanco, Avram Fritch, and Carlos Cerda, receive $200 plus expenses for attendance at each meeting of our board of directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at the meetings. We intend to purchase directors and officers insurance as soon as practicable to the extent that it is available and cost effective to do so.

Committees of our board of directors

         Our audit committee consists of Juan Carlos Cerda, Sergio Vivanco, and Avram Fritch. Our audit committee reviews the work of the audit staff and direct reports to be prepared. Our audit committee oversees our continuous audit program to protect against improper and unsound practices and to furnish adequate protection for all of our assets and records. Our audit committee also acts as liaison to our independent certified public accountants, and conducts audit work as is necessary and receives written and oral reports from our independent certified public accountants.

         Our compensation and stock option committee consists of Messrs. Vivanco, Fritch, Cerda, and Mayer. Our compensation and stock option committee makes recommendations with respect to compensation of senior officers and granting of stock options and stock awards.

         Our nominating committee consists of Messrs. Vilensky, Fritch, Cerda, and Mayer. Our nominating committee makes recommendations with respect to qualified individuals to become members of our board of directors.

         Of the six members of our board of directors, Messrs. Cerda, Fritch, Vivanco and Mayer are non-employee directors. However, we have entered into a consulting agreement with Mr. Mayer and Mr. Vivanco serves as our Chilean legal counsel.

         There are no family relationships among any of the executive officers or directors.

Appointment of officers

         Our officers are elected annually by our board of directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of our board of directors. Our officers devote full time to our business.

Executive compensation

         The following table sets forth compensation awarded to, earned by or paid to our chief executive officer and each executive officer whose compensation exceeded $100,000 for the year ended December 31, 1999. We did not grant any stock options, restricted stock awards or stock appreciation rights or make any long-term incentive plan payments during 1999. The compensation Mr. Vilensky derived in 1996 and 1997 was received from Kentucky Foods Chile.

                             Summary Compensation Table
                             ---------------------------
                                                                         Other Annual
Name and Principal Position     Year      Salary($)       Bonus ($)     Compensation ($)
---------------------------     ----      ---------       ---------     ----------------
Ricardo Vilensky, CEO,         1999         $80,000          $44,559           $36,000
President and Chairman         1998             -0-              -0-               -0-
                               1997         $85,868              -0-           $19,305

Employment agreements

         Ricardo Vilensky, chief executive officer, president and chairman. We have entered into a written three-year employment agreement with Mr. Vilensky, which commenced August 1998. Under the terms and conditions of his employment agreement, Mr. Vilensky receives an initial annual base salary of $80,000, annual bonuses of up to $100,000, as determined by our board of directors, and other annual compensation of $90,000, which includes:

         o   $15,000 for school expenses for Mr. Vilensky's children,
         o   $10,000 for entertainment,

         o   $20,000 for travel,
         o   $20,000 for medical reimbursement, and

         o $28,000 for automobile expenses including cost of vehicle, maintenance and insurance.

Mr. Vilensky is reimbursed for his ordinary and necessary business expenses including fees for membership in one business or social club, up to a maximum of $5,000 per year, and in other clubs and organizations as we and Mr. Vilensky mutually agree are necessary and appropriate. In 1998 Mr. Vilensky deferred all compensation due to him. Mr. Vilensky's compensation for 1998 is being negotiated.

         Mauricio Aguirre, Chief Financial Officer. We have entered into a written one year employment agreement with Mauricio Aguirre, which commenced August 1998. Pursuant to the terms and conditions of his employment agreement, Mr. Aguirre shall receive an initial annual base salary of $60,000, bonuses of up to $30,000 per year, as determined by the Company's

Board of Directors, and other annual compensation of $20,000, which includes $10,000 for medical reimbursement and $10,000 for automobile expenses.

         Chilean Social Security/AFP and ISAPRE. Messrs. Vilensky and Aguirre are also entitled to receive certain social security benefits under Chilean law. The social security laws in Chile were established as a private system that requires all companies to retain approximately 20% of the gross salaries of its employees, up to a maximum of $4,408.95 per year, which is used to pay both Administrators of Pension Funds Companies (AFP) and Institutions of Previsional Health (ISAPRE).

         The allocation of this 20% to each service is approximately as follows:

         (1) 10% to the AFP: This amount is deposited in an individual interest-bearing account of each employee to cover their retirement. In Chile, the age of retirement is 60 for women and 65 for men.

         (2) 3% to the AFP: This amount covers any partial or permanent disability and, in the case of death, will provide a monthly amount to the deceased's spouse. The amount paid corresponds to 70% of an employee's average salary, based upon the last 10 years of the employee's life.

         (3) 7% to the ISAPRE: This amount covers medical fees, hospitalization and clinical examinations. This percentage may be voluntarily increased by the employee according to the employee's contractual agreement with the employee's ISAPRE. In many instances it may be necessary for individuals to pay additional costs for health care.

         Additionally, Chilean law requires the payment of one month salary (up to a maximum of approximately $1,713.00) for each year (or portion thereof in excess of six months worked in the last year), worked by the employee when he is dismissed without cause, subject to a maximum of eleven months (up to a maximum of $1,713.00 per month, or an aggregate of $18,844.00). When the employee terminates his or her employment, no compensation is legally required.

Stock options

         During fiscal year 1998, there were no option or SAR grants to any persons, including any of our executive officers or directors.

Incentive and non-qualified stock option plan

         On January 5, 1998, our board of directors and a majority of our shareholders adopted our stock option plan. The purpose of our stock option plan is to increase our employees', advisors', consultants', and directors' proprietary interest in our company, to align more closely their interests with the interests of our shareholders, and to enable us to attract and retain the services of experienced and highly qualified employees and directors. We have reserved an aggregate of 200,000 shares of Class A common stock under our stock option plan.

         Our board of directors, or a committee of our board of directors, administers and interprets our stock option plan and is authorized to grant options to all our eligible employees. Our stock option plan includes our officers and directors (whether or not employees). Our stock option plan provides for the granting of incentive stock options (as defined in Section 422 of the Internal Revenue Code), non-statutory stock options and reload options. Options may be granted under our stock option plan on terms and at prices determined by our board of directors, or a committee of our board of directors, except that in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value. The aggregate fair market value of the shares covered by incentive stock options granted under our stock option plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

         The exercise price for any option under our stock option plan may be paid in cash, in shares of class A common stock or other consideration that is acceptable to our board of directors or a committee of our board of directors. If the exercise price is paid in whole or in part in class A common stock, the exercise may result in the issuance of additional options, known as reload options, for the same number of shares of class A common stock surrendered upon the exercise of the underlying option. The reload option would be generally subject to the same provisions and restrictions stated in our stock option plan with respect to the underlying option except as varied by our board of directors or a committee of our board of directors. A reload option enables the optionee to ultimately own the same number of shares as the optionee would have owned if the optionee had exercised all options for cash.

         Options granted under our stock option plan will be exercisable after the period or periods specified in the option agreement. Options granted under our stock option plan are not exercisable after the expiration of five years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Our stock option plan also authorizes us to make loans to optionees to enable them to exercise their options.

         As of the date of this offering, no options have been granted pursuant to our stock option plan. To the extent that any options granted within a year of this offering are exercised, the underlying shares of class A common stock will be subject to a 13 month lock-up period commencing on the effective date of this offering.

Option exercises and holdings

         To date, we have not issued any options or SARs to any persons. No options or SARs were exercised or unexercised during fiscal year 1998.

Indemnification of officers and directors

         The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. However, the provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available. Our articles of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Limitation of liability

         Under Florida law, our directors are protected against personal liability for monetary damages from breaches of their duty of care. As a result, our directors will not be liable in an action by us or a shareholder for monetary damages alleging negligence or gross negligence in the performance of their duties. In such actions, our directors remain liable for monetary damages for willful misconduct, conscious disregard of our best interest, and for transactions from which a director derives an improper personal benefit. Our directors also remain liable under another provision of Florida law which makes directors personally liable for unlawful distributions and which expressly sets forth a negligence standard with respect to such liability. The liability of our directors under federal or applicable state securities laws is also unaffected.

         While our directors have protection from awards of monetary damages for breaches of fiduciary duty, that does not eliminate their fiduciary duty. Equitable remedies, such as an injunction or rescission based upon a director's breach of fiduciary duty, are still available.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On August 4, 1998, Inversiones e Inmobiliaria Kyoto purchased 1,399,900 shares of class B common stock from us for $2,200,000, and we purchased Inversiones e Inmobiliaria Kyoto's 99.97% interest in Kentucky Foods Chile for $2,200,000 and Kentucky Foods Chile became our majority owned (99.97%) subsidiary. The remaining 15 shares of Kentucky Foods Chile stock are owned by Ricardo Vilensky, individually. Mr. Vilensky retained this minority interest because Chilean law requires that a Chilean corporation be owned by not less than two shareholders.

         Inversiones e Inmobiliaria Kyoto is a Chilean limited partnership whose partners are Inversiones Huillimapu S.A. (99%) and Ricardo Vilensky (1%), who is also its general manager. The shareholders of Inversiones Huillimapu S.A. are Ricardo Vilensky (90%) and Compania Administradora de Restaurantes Limitada (10%). The partners of Compania Administradora de Restaurantes Limitada are Inversiones e Inmobiliaria Kyoto (98%) and Mr. Vilensky (2%). The general manager of Compania Administradora de Restaurantes Limitada is Mr. Vilensky.

         Mr. Vilensky owns a 50% interest in Ann Arbor Foods S.A. which owns 21 Domino's Pizza restaurants in Chile. In 1998, Mr. Vilensky agreed with Tricon to resign as an officer and director in Ann Arbor and to divest himself of all interest in these franchises in the future.

         On April 30, 1997, Kentucky Foods Chile sold its office facility in Santiago, Chile to Inmobiliaria KilKil S.A., whose shareholders include Inversiones Huillimapu (99%) and Mr. Vilensky (1%). In consideration for the payment price of $577,574, Inmobiliaria KilKil issued to Kentucky Foods Chile a promissory note for the total amount due, and in turn, Kentucky Foods Chile transferred the note to its principal shareholder, Inversiones e Inmobiliaria Kyoto. Of the total amount due, $303,191 was paid in the form of dividends to Inversiones e Inmobiliaria Kyoto for 1996 and $274,383 has been used to satisfy a loan obligation due by Kentucky Foods Chile to Inversiones e Inmobiliaria Kyoto in connection with the remodeling of two of our restaurants. On May 1, 1997, Kentucky Foods Chile entered into a ten year lease agreement with Inmobiliaria KilKil, at a rate of $9,050 per month, plus common area maintenance and general expenses of $1,100 per month.

         We entered into a two year lease agreement in August 1998, with Andean Financial Corporation to use a portion of Andean Financial Corporation's facilities in Boca Raton, Florida, for our corporate U.S. offices. David Mayer, our assistant secretary and director, is the sole shareholder, officer and director of Andean Financial Corporation. The annual agreement amount will be payable semi-annually or as otherwise agreed upon between the parties. This lease agreement may be renewed for an additional two year term.

         In August 1998, Kentucky Foods Chile entered into a ten year agreement with David Mayer. Under this agreement Mr. Mayer performs certain services for us, including:

         o  advising in the preparation and implementation of our business plan,

         o research, evaluation and negotiations with strategic partners and alternative sources of credit and financial opportunities,

         o  assisting in conducting market surveys,

         o  assisting in shareholder and investor relations,

         o assisting in the preparation of reports to shareholders and investors, and

         o  acting as the U.S. liaison to Tricon and to U.S. vendors.

In consideration for these services, Mr. Mayer receives an annual fee of approximately $35,000, or as otherwise agreed upon by the parties. As of December 31, 1999, we had prepaid all of the amounts due.

         Sergio Vivanco, a member of our board of directors, serves as our Chilean legal counsel.

         Juan Carlos Cerda, a member of our board of directors, also serves as our tax advisor. He receives $10,000 per year for his services.

         We believe that all transactions with our officers, shareholders and each of our affiliated companies have been made on terms no less favorable to our company than those available from unaffiliated parties. In the future, we intend to handle transactions of a similar nature on terms no less favorable to our company than those available from unaffiliated parties.

                             PRINCIPAL SHAREHOLDERS

         The following table provides certain information regarding our common stock beneficially owned as of the date of this prospectus by:

         o each person who is known by us to own beneficially 5% or more of our common stock;

         o  by each of our executive officers and directors; and

         o  by all of our executive officers and directors as a group.

After the conversion of our preferred stock, the common stock held by our officers, directors and Inversiones e Inmobiliaria Kyoto, directly or indirectly will represent an aggregate 36.2% of the outstanding securities issued and will represent an aggregate 84.7% of our voting interest since, Inversiones e Inmobiliaria Kyoto and Ricardo Vilensky, holders of our class B common stock, are entitled to ten votes per share of class B common stock held. The conversion of our warrants are not taken into consideration in computing the ownership and voting percentages below.

         As of the effective date of this offering none of our officers, directors or their affiliates own, directly or indirectly, shares of our preferred stock. Unless otherwise disclosed, the mailing addresses for the individuals named below is Carmencita #25, Office 102, Santiago, Chile.

                                          Number of Shares
Name and Address of                        of Common Stock                Ownership                         Voting
 Beneficial Owner                        Beneficially Owned              Percentage                       Percentage
-------------------                      ------------------              ----------                       ----------
                                                                   Before            After            Before        After
                                                                Conversion       Conversion        Conversion     Conversion
Ricardo Vilensky                              1,457,000(1)(2)       51.5%           36.2%             9.13%          84.7%
Mauricio Aguirre                                  2,000                *               *                 *               *
Juan Carlos Cerda                                   -0-              -0-             -0-               -0-            -0-
Avram Fritch                                      5,000                *               *                 *               *
David Mayer(3)                                      -0-              -0-             -0-               -0-             -0-
Sergio Vivanco                                    2,000                *               *                 *               *
Inversiones e Inmobiliaria Kyoto              1,399,900             49.5%           34.7%             90.9%           84.3%
All executive officers and
directors as a group (6 persons)              1,466,400(1)(2)       51.8%           36.4%             91.3%           84.7%

* Less than one percent.

(1)  Includes 1,400,000 shares of class B common stock.

(2) Includes 1,399,900 shares of class B common stock issued to Inversiones e Inmobiliaria Kyoto and 100 shares of class B common stock issued to Mr. Vilensky as founder's shares. Include 57,000 shares of class A common stock held jointly by Mr. Vilensky and Jessica Vilensky, Mr. Vilensky's wife.

(3)  Mr. Mayer's address is 1900 Glades Road, Suite 351, Boca Raton, Florida
     33301.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue 30,000,000 shares of common stock, par value $.0001 and 5,000,000 shares of preferred stock, par value $.0001. We have summarized our units, common stock, warrants and preferred stock below.

Units

         Each unit we are offering consists of one share of series A convertible cumulative redeemable preferred stock and common stock purchase warrant. The components of our units are not separable until six months after the closing of this offering.

Common stock

         20,000,000 shares of our common stock are designated as class A common stock and 2,000,000 shares are designated as class B common stock. As of the date of this prospectus there are 1,430,000 shares of class A common stock outstanding and 1,400,000 shares of class B common stock outstanding.

         We have also reserved up to an aggregate of 200,000 shares of our class A common stock for our stock option plan.

         Upon our liquidation, dissolution or winding up, after payment of creditors and holders of any of our senior securities, including preferred stock, our assets will be divided pro rata on a per share basis among the holders of the shares of common stock. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

         Subject to the dividend rights of the holders of any other class of common stock or preferred stock, if applicable, and as a condition of the franchise agreement, the approval of Tricon, holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds legally available.

Class A common stock and Class B common stock

         Holders of shares of class A common stock are entitled to one vote per share on all matters to be voted on by our shareholders. Holders of shares of class B common stock are entitled to ten votes per for each share of class B common stock on all matters to be voted on by our shareholders. Our class A common stock and our class B common stock do not have cumulative voting rights. The holders of more than 50% of the voting rights for the election of directors can elect all of our directors. Following this offering, Ricardo Vilensky will have the ability to vote 1,400,000 shares of class B common stock and 57,000 shares of our class A common stock or approximately 91% of our votes. Our bylaws require that only a majority of the issued and outstanding voting shares of common stock need be represented to constitute a quorum and to transact business at a shareholders' meeting.

         Holders of class B common stock have the right to transfer or sell shares of class B common stock, and/or convert shares of class B common stock into shares of class A common stock on a one share for one share basis. Any converted shares will only be entitled to one vote per share. Any persons acquiring shares of class B common stock in a private transaction, either by means of a transfer or sale, shall be entitled to ten votes for each one share of class B common stock held. Each certificate representing shares of class B common stock contains a legend setting for the restrictions imposed by Werbel-Roth Securities, Inc. and Tricon.

Preferred stock

         Our preferred stock may be issued in one or more series. The title and designations of our preferred stock is determined by our board of directors in a corporate resolution. Each series of our preferred stock will have voting rights, if any, preferences, and other rights as determined by our board of directors. Qualifications, limitations or restrictions may also be placed on a series of our preferred stock if stated in resolutions of our board of directors adopted before the issuance a series of our preferred stock.

         The preferred stock we are offering is the first series of preferred shares designated by our board of directors. Unless we have the affirmative vote of a majority of the holders of the preferred shares we are offering, we may not amend, alter or repeal any of the provisions of our articles of incorporation or articles of designation for our preferred shares. We also need the affirmative vote of a majority of the holders of preferred shares if we want to authorize any reclassification of our preferred stock that would adversely affect the preferences, special rights or privileges or voting power of our preferred shares. We may not create or issue any class of stock ranking prior to our preferred shares as to dividends or distribution of assets, or create or issue any shares of any series of our authorized preferred stock ranking prior to our preferred shares rights to dividends or distribution on liquidation.

         As of the date of this offering our board of directors does not have plans to issue any other series of preferred stock. However, purchasers of the preferred stock in this offering should be aware that subject to restrictions, the holders of any series of preferred stock issued in the future could have voting rights, rights to receive dividends or rights to distribution in liquidation superior to holders of our preferred shares or common stock.

         Since the terms of each series of our preferred stock may be fixed by our board of directors without shareholder action, our preferred stock can be issued with terms calculated to defeat a proposed takeover or make the removal of our management more difficult.

Series A convertible cumulative redeemable preferred stock

         Our board of directors has filed a certificate of designation designating 1,500,000 shares of preferred stock as series A convertible cumulative redeemable preferred stock. This preferred stock has the following rights, preferences and privileges:

         Conversion. Unless previously redeemed by us, the holders of our preferred shares are entitled, beginning six months after the closing of this offering, to convert each preferred share into shares of Class A common stock at price equal to ___% of the closing bid price of our outstanding common stock on the day prior to the effective date of this prospectus. Our preferred stock is subject to adjustment described below.

         Instead of issuing fractional shares upon conversion, we may pay an equivalent amount in cash. No adjustment for dividends will be made on conversion of any preferred shares. Accrued dividends will not be paid on a preferred share if it is converted between a dividend payment date and the next record date for dividend payments. If any holder surrenders a preferred share for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the next dividend payment date, then, the dividend payable on the dividend date will be paid to the registered holder of the share on the record date. In this instance the share, when surrendered for conversion, must be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the share converted. In the case of preferred shares called for redemption, conversion rights will expire at the close of business on the redemption date.

         Our conversion rate is subject to adjustment upon the occurrence of certain events, including the issuance of our stock as a dividend or distribution on our common stock. The conversion rate is not subject to adjustment upon the occurrence of:

          o    issuance of our stock as dividends on the preferred shares;

          o    sub-divisions and combinations of our common stock;

          o certain reclassifications, consolidations, mergers and sales of our property;

          o the issuance to all holders of our common stock of certain rights or warrants; and

          o the distribution to all holders of common stock of evidence of our indebtedness or of assets (excluding cash dividends or distributions from retained earnings).

Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

         Dividends. Each preferred share is entitled to cumulative semi-annual dividends of 8% payable semi-annually on the first day of ______ and _______ commencing _______ 2000. Unpaid dividends will accumulate and be payable prior to the payment of dividends on our common stock. We will pay dividends in cash.

         Redemption. Our preferred shares are redeemable at our option after a two year period commencing on the date of this prospectus at our option, on not less than 30 days' written notice to registered holders at the redemption price per share determined below plus accumulated dividends. We may modify the redemption rights. The redemption rights are subject to the adjustments for recapitalization and stock splits.

                If Redeemed
             During 12 Months                        Redemption
               Period Ending                           Price
             -----------------                      ------------
                   2002                                _____%
                   2003                                _____%
                   2004                                _____%
                   2005                                _____%
                   2006                                _____%

         Voting rights. Preferred shares are not entitled to voting rights, except as required by the Florida Business Corporation Act.

         Preference on liquidation. Preferred shares will be entitled to a preference on liquidation equal to $___ per share, plus accumulated unpaid dividends.

         No sinking fund. We are not required to provide for the retirement or redemption of our preferred shares through the operation of a sinking fund.

Common stock purchase warrants

         We have outstanding 1,610,000 common stock purchase warrants and we are offering an additional 1,200,000 common stock purchase warrants as part of our units offered in this prospectus. Each warrant entitles the holder to purchase until August 2, 2003, one share of our class A common stock at an exercise price of $6.00. The warrants we are offering will be identical to our currently outstanding common stock purchase warrants expiring on August 2, 2003.

         The warrants outstanding prior to this offering are subject to redemption at any time and the warrants we are now offering are subject to redemption at any time six months after the date of this prospectus. To redeem any warrant we must provide 30 days written notice. All warrants are redeemable at $.25 per warrant provided that the closing sale price, or if none, the closing bid price of the common stock is $7.00 per share for thirty consecutive trading days. Holders of warrants shall have exercise rights until the close of the business day preceding the date fixed for redemption.

         The warrants will be issued in registered form pursuant to warrant agreement between us and Werbel-Roth Securities, Inc., dated as of the effective date of this offering. The following discussion of certain terms and provisions of the warrants is qualified in its entirety by reference to the warrant agreement.

         Each of the warrants entitles the registered holder to purchase one share of class A common stock. The warrants are exercisable at a price of $6.00. This exercise price has been arbitrarily determined by us and the representative. The warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of class A common stock or other securities deliverable upon the exercise of the warrants in the event of:

         o   stock dividend;
         o   stock split;
         o   reclassification;
         o   reorganization; and
         o   consolidation or merger.

         The warrants we are offering as part of our units and our outstanding warrants expire on August 2, 2003.

         Warrant holders do not have any voting or any other rights as our shareholders. The warrants we are presently offering will not be redeemable for a period of six months following our effective date. At this time we may redeem the warrants for $0.25 per warrant on not less than thirty days prior written notice, subject to exercise by the warrant holder. We may only redeem our warrants if the closing bid price for our class A common stock has been at least $7.00 per share for thirty consecutive trading days.

         If we exercise our rights to redeem warrants, our warrants may still be exercised by their holder until the close of business on the day immediately preceding the date fixed for redemption. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable, and its holder will be entitled only to the redemption price. We may not redeem the warrants at any time that a current registration statement under the Act covering the shares of class A common stock issuable upon exercise of the warrants is not then in effect. Additionally, the issuance of these shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, we will file a new registration statement with the Securities and Exchange Commission with respect to the securities underlying the warrants prior to the exercise of these warrants and will deliver a prospectus with respect to such securities to all warrant holders.

         The warrants contain provisions that protect warrant holders against dilution by adjustment of the exercise price in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers and consolidations. No adjustment exists for the issuance of shares of common stock, among other circumstances, upon exercise of any warrants or options granted under any stock option plan. We are not required to issue fractional shares. The holder of a warrant does not possess any rights as a stockholder unless he exercises his warrant and obtains common stock. The warrants have been issued in registered form under a warrant agreement dated __________, between us and __________________ as warrant agent. The shares of class A common stock issued upon exercise of a warrant, will be fully paid and non-assessable.

         Our warrants may be exercised upon the surrender of a duly completed warrant certificate on or prior to its expiration, accompanied by cash or certified bank check for the exercise price.

         Our warrants issued under our initial public offering are traded on the Nasdaq SmallCap Market under the symbol UNSRW.

Certain Florida legislation

         Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The provisions of the Florida Control Share Act provide that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of the board of directors of a majority of a corporation's disinterested shareholders. The provisions of the Florida Control Share Act apply to us. The provisions of the Florida Affiliated Transactions Act do not apply to us because we have opted out of the act. Our articles of incorporation and bylaws also authorize us to indemnify our directors, officers, employees and agents. In addition, our articles of incorporation and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors breach their fiduciary duties and such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

Anti-takeover effects of certain provisions of our articles of incorporation, bylaws, and the franchise agreement.

         Certain provisions of our articles of incorporation and bylaws of franchise agreement described below may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. Such provisions could result in our company being less attractive to a potential acquiror or in shareholders receiving less for their shares in the event of a take-over attempt.

         Class B common stock

         Holders of our class B common stock are entitled to ten votes for each share of class B common stock held. Ricardo Vilensky owns directly or indirectly, all outstanding shares of class B common stock. Upon the effective date, Ricardo Vilensky will own or control, directly or indirectly, approximately 51.5% of our common stock and will have the right to cast 91% of the votes. Our class B common stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in our control.

         Preferred shares

         Our board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or the rights of the holders of our common and series A preferred stock. Additional preferred stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in our control.

         Special meeting of shareholders

         Our articles of incorporation and bylaws provide that special meetings of our shareholders may be called only by a majority of the board of directors, our chief executive officer or holders of not less than ten percent of our outstanding voting stock.

         KFC franchise agreement

         Pursuant to franchise agreement, Tricon's consent is required for certain transfers or issuances of our equity securities or the transfer or issuance to third parties of any class B common stock owned or controlled, directly or indirectly, by Mr. Vilensky. Additionally, transfers that result in a change of our control in connection with a public tender offer require Tricon's consent. If Tricon's consent is not obtained in connection with these transactions including in connection with a public offering, Tricon could terminate our franchise agreement.

         Pursuant to the franchise agreement, unless Tricon approves otherwise, at all times Mr. Vilensky must maintain a majority voting interest and a 30% ownership interest in our company. Any transactions which reduce Mr. Vilensky's ownership interest without Tricon's approval could terminate the franchise agreement and the development agreement, including our right to use the KFC concept. If our preferred stock is converted and our warrants in this offering are exercised, Mr. Vilensky's ownership interest will fall below 30%.

Transfer agent and registrar

         The transfer agent, warrant agent, and registrar for our class A common stock, preferred stock and warrants is American Securities Transfer & Trust, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202-1817 (303) 298-5370.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon the consummation of this offering, we will have outstanding:

          o 1,430,000 shares of class A common stock outstanding, without giving effect to the exercise of our warrants;

          o 1,200,000 shares of series A preferred stock outstanding, 1,380,000 shares if the over-allotment option is exercised in full; and

          o    1,400,000 shares of class B common stock outstanding.

15,550 shares of class A common stock, and all of the class B common stock outstanding are restricted securities as the term is defined under the Securities Act. Prior to the consummation of this offering our class A common stock was held by over 300 entities and our class B stock was held by two entities.

         The 1,200,000 shares of series A preferred stock sold in this offering, (1,380,000 shares if the over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act. Any shares purchased by an affiliate, in general, a person who has a control relationship with us, will be subject to the resale limitations of Rule 144 under the Securities Act. An additional 1,200,000 shares of class A common stock have been registered (1,380,000 shares if the over-allotment option is exercised in full) and reserved for issuance upon exercise of our warrants.

         In general, Rule 144 under the Securities Act permits a shareholder who has beneficially owned restricted shares of any class of common stock for at least one year to sell without registration, within a three-month period, a number of shares not exceeding the greater of one percent of the then outstanding shares of any class of common stock or, generally, the average weekly trading volume during the four calendar weeks preceding the sale, assuming compliance with certain reporting requirements of Rule 144. If restricted shares are held for at least two years by a person not affiliated with us, the restricted shares can be sold without any volume limitation. Any sales of shares under Rule 144 may have the effect of putting downward pressure on the price of our securities.

         Also, all of the holders of our class B common stock have agreed not to, directly or indirectly, offer to sell, contract to sell, sell, transfer, assign, encumber, grant an option to purchase or otherwise dispose of any beneficial interest in such securities for a period of 24 months which commenced on August 3, 1998.

         Any securities issued for a period of twelve months from our effective date (other than those offered in this prospectus), are subject to a 24-month lock-up period. An appropriate legend referring to these restrictions will be marked on the face of the certificates representing these securities. Also, for a period of twelve months from the effective date, our affiliates will not sell or otherwise dispose of any securities without the prior written consent of the representative.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative, Werbel-Roth Securities, Inc. have severally agreed to purchase from us and we have agreed to sell to the underwriters, the respective number of shares of class A common stock and warrants located opposite their respective names at the public offering price, less the underwriting discounts found on the cover page of this prospectus:

      Underwriters              Number of Preferred Shares    Number of Warrants
      ------------              --------------------------    ------------------
      Werbel-Roth Securities,
        Inc.

      TOTAL                             1,200,000                  1,200,000


         The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the units are subject to approval of certain legal matters by counsel to the underwriter and to certain other events. The underwriters are obligated to purchase all units we are offering (other than those covered by the over-allotment option described below), if any such shares are purchased.

         We have been advised by the representative of the underwriters that the underwriters propose initially to offer the shares of preferred stock and warrants to the public at the offering price set forth on the cover page of this prospectus and through members of the NASD. The representative has also advised us that the underwriters may allow a concession, not in excess of $___ per share of series A preferred stock and $____ per warrant, in their discretion, to certain domestic dealers who are members of the NASD and which domestic dealers agree to sell our securities in conformity with the NASD Conduct Rules. Under these rules, no NASD member will receive 10% or more of the net proceeds of this offering. The initial public offering price and concessions will not be changed by the representative until after the offering has been completed.

         At the closing of the sale of our securities that we are offering, we will sell to the representative, representative's warrants, for nominal consideration. These warrants entitle the representative to purchase an aggregate of 120,000 units consisting of one share of series A preferred stock and one warrant similar but not identical to our warrants. The representative's warrants shall be non-exercisable and non-transferable, other than a transfer to affiliates of the representative or members of the selling group for a period of twelve months following the effective date. The representative's warrants and the underlying securities shall contain anti-dilution provisions. The representative's warrants will be exercisable for a period of four years commencing one year following the effective date and, if the representative's warrants are not exercised during such period, they shall, by their own terms, automatically expire.

         The exercise price of each representative warrant shall be:

          o    $____ per each unit, and

          o $____ per share of class A common stock for each share underlying the warrant, which are ___% of the public offering price of our units and the shares of class A common stock underlying our warrants.

         In addition, we have granted to the representative a single demand registration right and unlimited piggy back registration rights with respect to our class A common stock and our warrants underlying the representative's warrants for a period commencing at the beginning of the second year and concluding at the end of the fifth year following the effective date.

           The issuance of such shares to the representative must be registered, qualified or exempt under the laws of the state in which the representative resides. If required, we will file a new registration statement with the Securities and Exchange Commission with respect to the securities underlying the warrants prior to the exercise of such warrants and will deliver a prospectus with respect to such securities to the representative as required by Section 10(a)(3) of the Securities Act.

         Under Rule 2710(a)(7)(A) of the NASD Conduct Rules, the warrants acquired by the representative will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of this offering, except to officers or partners (not directors) of the representative and members of the selling group and their officers or partners.

         In addition to the above, we have granted to the representative an option exercisable for 45 days from the effective date, to purchase up to an additional 180,000 units at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. The underwriters, or the representative individually at its option, may exercise this option solely to cover over-allotments in the sale of our securities being offered by this prospectus.

         Prior to this offering, there has been no public market for our preferred stock and there can be no assurances that an active public market for our preferred stock will be developed or, if developed, sustained after this offering. The public offering price of our units and the exercise price and terms of our warrants have been arbitrarily determined by negotiations between us and the representative and may bear no relationship to our current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included:

          o an evaluation by our management and the representative of the history of and prospects for the industry in which we compete,

          o    an assessment of management,

          o    our prospects,

          o trading price of our outstanding class A common stock and warrants,

          o    our capital structure, and

          o    certain other factors deemed relevant.

         The initial public offering prices do not necessarily bear any relationship to our assets, book value, earnings or other established criterion of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the shares of preferred stock and/or warrants will develop after the close of the public offering, or if a public market in fact develops, that such public market will be sustained, or that the shares of preferred stock and/or warrants can be resold at any time at the initial public offering prices or any other prices.

         We have agreed to pay our underwriters an underwriting discount as a commission of ten percent of the gross proceeds of this offering, including the gross proceeds from the sale of the over-allotment option, if exercised. We have also agreed to reimburse the representative on a non-accountable basis for their expenses in the amount of three percent of the gross proceeds of this offering, including proceeds from any securities purchased under the over-allotment option. The representative's expenses in excess of the non-accountable expense allowance will be paid by the representative. To the extent that the expenses of the representative are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the representative.

         We have agreed to indemnify the underwriters against any costs or liabilities incurred by the representative by reasons of misstatements or omissions to state material facts in connection with statements made in the registration statement or the prospectus. The representative has, in turn agreed to indemnify us against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the prospectus, based on information relating to the representative and furnished in writing by the representative. To the extent that this indemnification may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

         The representative of the underwriters shall have the right to designate of a member of the board of directors, or at the representative's option, to designate one individual to attend the meetings of our board of directors for a period of three years after the effective date.

         The foregoing is a summary of the principal terms of the agreement described above and does not purport to be complete. Reference is made to the underwriting agreement which is filed as an exhibit to the registration statement.

         Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock and warrants, including stabilizing transactions in accordance with Rule 104 of Regulation M. Under Regulation M persons may bid for or purchase of common stock for the purpose of stabilizing its market price.

                                  LEGAL MATTERS

         Our legal matters in connection with our offering of the preferred stock and the warrants will be passed upon by Atlas Pearlman, P.A., Fort Lauderdale, Florida. We are being represented as to matters of Chilean law by the law firm of Abud, Vivanco and Vergara. Certain legal matters will be passed upon for the underwriters by Dreier & Baritz LLP, Boca Raton, Florida.

                                     EXPERTS

         Our balance sheets as of December 31, 1998 and 1997, and the related statements of income, stockholders' equity and cash flows for the years then ended, included in this prospectus have been included in reliance upon the report of Spear, Safer, Harmon & Co., P.A., independent accountants, given on their authority as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement in Washington, D.C., on Form SB-2 under the Securities Act, with respect to the securities we are offering. We also file quarterly and annual reports with the Securities and Exchange Commission. This prospectus does not contain all the information found in our registration statement and its exhibits. For further information about us and the securities we offer, reference is made to our registration statement and to the exhibits filed. The statements contained in this prospectus as to the contents of any contract or other document identified as exhibits in this prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the registration statement, each statement being qualified in any and all respects by reference.

         The registration statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. found above or by calling the Securities and Exchange Commission at 1-800-SEC-0330 upon payment of prescribed fees. Additionally, the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission and the address of such site is (http://www.sec.gov).

         We intend to furnish our shareholders with annual reports containing audited financial statements and such other periodic reports as we may from time to time deem appropriate or as may be required by law.

                             UNISERVICE CORPORATION

                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

                      UNISERVICE CORPORATION AND SUBSIDIARY

                          INDEX TO FINANCIAL STATEMENTS


                                                                    Page
                                                                    ----

Independent Auditors' Report                                         F-2

Consolidated Balance Sheet                                           F-3

Consolidated Statements of Income                                    F-4

Consolidated Statements of Stockholders' Equity                      F-5

Consolidated Statements of Cash Flows                                F-6

Notes to Consolidated Financial Statements                           F-9

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To the Board of Directors and Stockholders
Uniservice Corporation and Subsidiary
Boca Raton, Florida

We have audited the accompanying consolidated balance sheet of Uniservice Corporation and Subsidiary (the "Company") as of December 31, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uniservice Corporation and Subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

Miami, Florida
February 26, 1999

                      UNISERVICE CORPORATION AND SUBSIDIARY

                           Consolidated Balance Sheet

                                   A S S E T S

                                                                             September 30, 1999         December 31, 1998
                                                                             ------------------         -----------------
                                                                                 (Unaudited)
Current Assets:
   Cash and cash equivalents                                                  $        292,541            $     1,618,179
   Accounts receivable, net                                                            204,426                    105,061
   Due from related parties                                                            343,470                    120,038
   Other receivables (Note 2)                                                          270,654                    208,939
   Inventory                                                                           570,422                    430,361
   Income taxes receivable (Note 3)                                                     89,514                    155,754
   Other current assets (Notes 4 and 15)                                               115,053                    236,647
                                                                              ----------------            ---------------

         Total Current Assets                                                        1,886,080                  2,874,979

Property and Equipment, net (Note 5)                                                 8,289,451                  8,304,932
Prepaid expense (Note 15)                                                              422,446                     50,417
Intangibles, net (Note 6)                                                              150,214                     98,787
Deposits (Note 7)                                                                      404,056                    445,431
                                                                              ----------------            ---------------

                                                                              $     11,152,247            $    11,774,546
                                                                              ================            ===============

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable and accrued expenses (Note 8)                             $      1,448,213            $     1,187,074
   Lines-of-credit (Note 9)                                                            414,514                     94,322
   Current portion of capital lease obligations (Note 10)                               46,122                    502,549
   Current portion of deferred revenue (Note 11)                                       107,575                     88,889
                                                                              ----------------            ---------------

         Total Current Liabilities                                                   2,016,424                  1,872,834
                                                                              ----------------            ---------------

Long-Term Liabilities:
   Capital lease obligations, excluding current portion                                631,136                  1,022,249
   Deferred revenue, excluding current portion (Note 11)                               672,344                         -
                                                                              ----------------            --------------
                                                                                     1,303,480                  1,022,249
                                                                              ----------------            ---------------

Stockholders' Equity (Note 12):
   Class A - common stock                                                                  143                        143
   Class B - common stock                                                                  140                        140
   Preferred stock                                                                          -                          -
   Additional paid-in capital                                                        8,707,157                  8,707,157
   Retained earnings                                                                 1,335,986                  1,232,488
   Cumulative translation adjustment                                                (2,211,083)                (1,060,465)
                                                                              ----------------            ---------------

         Total Stockholders' Equity                                                  7,832,343                  8,879,463
                                                                              ----------------            ---------------

                                                                              $     11,152,247            $    11,774,546
                                                                              ================            ===============


The accompanying notes are an integral part of these consolidated financial statements.

                      UNISERVICE CORPORATION AND SUBSIDIARY

                        Consolidated Statements of Income

                                                        Nine Months Ended                              Years Ended
                                                          September 30,                               December 31,
                                             -------------------  -------------------  ---------------------  --------------------
                                                    1999                 1998                  1998                   1997
                                                 (Unaudited)          (Unaudited)
Revenues                                        $   9,732,674       $   10,187,645       $    13,415,518        $   14,562,157
Cost of Operations                                  3,948,575            4,150,851             4,988,852             5,712,350
                                                -------------       --------------       ---------------        --------------

Gross Profit                                        5,784,099            6,036,794             8,426,666             8,849,807
                                                -------------       --------------       ---------------        --------------

Selling and Administrative Expenses:
   Payroll and employee benefits                    1,987,560            1,450,245             3,089,405             2,776,949
   Occupancy                                        1,450,399            1,223,306             1,677,986             1,708,515
   Other selling and administrative                 2,341,336            2,737,619             2,936,985             3,331,665
                                                -------------       --------------       ---------------        --------------

                                                    5,779,295            5,411,170             7,704,376             7,817,129
                                                -------------       --------------       ---------------        --------------

Income from Operations                                  4,804              625,624               722,290             1,032,678
                                                -------------       --------------       ---------------        --------------

Other Income (Expenses):
   Other, net (Note 13)                               287,192              879,089               762,010               562,317
   Interest expense                                  (188,498)            (516,597)             (344,988)             (281,046)
                                                -------------       --------------       ---------------        --------------

                                                       98,694              362,492               417,022               281,271
                                                -------------       --------------       ---------------        --------------

Net Income                                      $     103,498       $      988,116       $     1,139,312        $    1,313,949
                                                =============       ==============       ===============        ==============


Net Income Per Common Share                     $        0.04       $         0.57       $          0.57        $         0.94
                                                =============       ==============       ===============        ==============

Weighted Average Common
  Shares Outstanding                                2,830,000            1,731,111             2,005,833             1,400,000
                                                =============       ==============       ===============        ==============


The accompanying notes are an integral part of these consolidated financial statements.

                      UNISERVICE CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity

                     Years Ended December 31, 1998 and 1997

                                          Class A      Class B      Additional        Retained         Cumulative         Total
                                          Common       Common        Paid-In          Earnings         Translation     Stockholders'
                                           Stock        Stock        Capital          (Deficit)        Adjustment          Equity
                                       ------------  -----------  -------------    -------------      ------------     ------------
Balance at December 31, 1996            $   --        $   140      $ 2,963,476      $  (574,520)      $   (89,345)      $ 2,299,751

Dividends reinvested                        --           --            324,286         (324,286)             --                --
Net income                                  --           --               --          1,313,949              --           1,313,949
Dividends to stockholders                   --           --               --           (321,967)             --            (321,967)
Translation adjustment                      --           --               --               --            (116,174)         (116,174)
                                        --------      -------      -----------      -----------       -----------       -----------

Balance at December 31, 1997                --           --          3,287,762           93,176          (205,519)        3,175,559

Issuance of Class A common stock from
  public offering, net                       140         --          5,325,648             --                --           5,325,788
Issuance of Class A common stock for
 bridge financing                              3         --             67,497             --                --              67,500
Over allotment of warrants                  --           --             26,250             --                --              26,250
Net income                                  --           --               --          1,139,312              --           1,139,312
Dividends to stockholders                   --           --               --               --                --                --
Translation adjustment                      --           --               --               --            (854,946)         (854,946)
                                        --------      -------      -----------      -----------       -----------       -----------

Balance at December 31, 1998                 143          140        8,707,157        1,232,488        (1,060,465)        8,879,463

Net income (unaudited)                      --           --               --            103,498              --             103,498
Translation adjustment (unaudited)          --           --               --               --          (1,150,618)       (1,150,618)
                                        --------      -------      -----------      -----------       -----------       -----------

Balance at September 30,
 1999 (unaudited)                       $    143      $   140      $ 8,707,157      $ 1,335,986       $(2,211,083)      $ 7,832,343
                                        ========      =======      ===========      ===========       ===========       ===========

The accompanying notes are an integral part of these consolidated financial statements.

                      UNISERVICE CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                                                          Nine Months Ended                              Years Ended
                                              -----------------------------------------  -------------------------------------------
                                                            September 30,                               December 31,
                                              -------------------  --------------------  --------------------  ---------------------
                                                     1999                  1998                  1998                  1997
                                                  (Unaudited)          (Unaudited)
Cash Flows from Operating Activities:
   Net income                                   $       103,498      $       988,116       $      1,139,312      $      1,313,949
   Adjustments to reconcile net income to
     Depreciation and amortization                      335,261              379,451                685,918               715,555
     Deferred income taxes                                   -                    -                      -                 (1,156)
     Loss on sale of building                                -                    -                      -                  7,852
     Translation adjustment                          (1,150,618)            (728,811)              (854,946)             (116,174)
     Changes in assets and liabilities:
       Decrease (increase) in:
         Accounts receivable, net                       (99,365)             117,338                268,885               211,986
         Other receivables                              (61,715)            (262,775)              (323,616)               22,593
         Inventory                                     (140,061)               9,652                 85,202              (208,507)
         Income taxes receivable                         66,240             (114,533)               (10,319)               82,939
         Other current assets                           121,594              (95,810)              (121,924)               68,743
         Prepaid contract                              (372,029)                  -                 (50,417)                   -
         Intangibles                                    (74,677)              24,294                  9,733                (4,199)
         Deposits                                        41,375               27,601                 27,828               (80,020)
       Increase (decrease) in:
         Accounts payable and
           accrued expenses                             261,139             (489,013)            (1,121,334)              (26,182)
         Deferred revenue                               691,030             (115,378)              (150,446)             (156,404)
                                                ---------------      ---------------       ----------------      ----------------

Net Cash (Used in) Provided by
  Operating Activities                                 (278,328)            (259,868)              (416,124)            1,830,975
                                                ---------------      ---------------       ----------------      ----------------

Cash Flows from Investing Activities:
   Acquisition of property and equipment               (296,530)          (1,510,107)            (1,636,245)             (448,507)
                                                ---------------      ---------------       ----------------      ----------------



The accompanying notes are an integral part of these consolidated financial statements.

                      UNISERVICE CORPORATION AND SUBSIDIARY

                                                          Nine Months Ended                              Years Ended
                                                            September 30,                                December 31,
                                                     ----------------------------                 -------------------------
                                                     1999                  1998                  1998                  1997
                                                  (Unaudited)          (Unaudited)
Cash Flows from Financing Activities:
   Net repayment of notes payable to
    vendors                                      $          -        $      (14,188)        $            -       $             -
   Net repayments of note payable to
    banks                                                   -                    -                  (70,206)             (586,946)
   Dividends paid                                           -                    -                       -               (321,967)
   Net proceeds (repayment) of
    lines-of-credit                                    320,192              (81,117)                 13,205              (701,671)
   Net (repayments) proceeds from
    related parties                                   (223,432)            (531,095)               (421,261)              531,095
   Repayments on capital lease
    obligations                                       (847,540)             (62,491)               (385,606)             (352,350)
   Net proceeds from public offering                        -             6,144,438               6,483,750                    -
   Payment of offering costs                                -            (1,076,020)               (945,901)             (118,311)
   Proceeds from bridge loan                                -               150,000                 150,000                    -
   Repayment of bridge loan                                 -              (150,000)               (150,000)                   -
   Net (repayment) proceeds of
    long-term debt                                          -            (1,650,982)             (1,650,982)              672,456
                                                 -------------       --------------         ---------------      ----------------

Net Cash Provided by (Used in)
 Financing Activities                                 (750,780)           2,728,545               3,022,999              (877,694)
                                                 -------------       --------------         ---------------      ----------------

(Decrease) Increase in Cash and
 Cash Equivalents                                   (1,325,638)             958,570                 970,630               504,774

Cash and Cash Equivalents -
 Beginning of Year                                   1,618,179              647,549                 647,549               142,775
                                                 -------------       --------------         ---------------      ----------------

Cash and Cash Equivalents - End of Year          $     292,541       $    1,606,119         $     1,618,179      $        647,549
                                                 =============       ==============         ===============      ================


The accompanying notes are an integral part of these consolidated financial statements.

                      UNISERVICE CORPORATION AND SUBSIDIARY

                                                          Nine Months Ended                              Years Ended
                                                            September 30,                                December 31,
                                                     ----------------------------                 -------------------------
                                                     1999                  1998                  1998                  1997
                                                  (Unaudited)          (Unaudited)
Supplemental Disclosure of
 Cash Flow Information:
   Cash paid during the year for interest        $     188,498       $      516,597         $       529,503      $        274,371

Supplemental Disclosure of Non-Cash
 Financing Activities:
   Dividends reinvested                                     -                    -                       -                324,286
   Note received in exchange for sale
    of building                                             -                    -                       -                568,545
   Issuance of Class A Common
    stock in connection with
    bridge loan                                             -                67,500                      -                 67,500
   Acquisition of property and equipment
    subject to capital lease                                -                    -                  855,474                77,704
   Capital leases reclassified to property,
    plant and equipment                                     -                    -                  557,547                    -




The accompanying notes are an integral part of these consolidated financial statements.

                      UNISERVICE CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

              Unaudited with Respect to September 30, 1999 and 1998


NOTE 1  -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              Organization - Uniservice Corporation (the "Company"), is a Florida corporation incorporated in November 1997 as a holding company to acquire Inversiones e Inmobiliaria Kyoto, S.A.'s ("Kyoto") 99.97% interest in Kentucky Foods Chile, S.A. ("KyF Chile") collectively, the "Company". KyF Chile is in the fast food service business and presently operates 36 restaurants in the Santiago, Chile area pursuant to its international franchise agreement with Tricon Global Restaurants, Inc. ("Tricon").

              Basis of Presentation - In August 1998, the Company acquired 99.7% of Kyoto's interest in KyF Chile in exchange for 1,399,900 shares of Class B common stock which occurred simultaneously with the closing of the initial public offering of the Company's stock. In order to comply with Chilean law and the requirements of the Central Bank of Chile for foreign investments, two stock purchase agreements were effectuated at the time of the closing of the initial public offering of the Company's stock whereby (i) Kyoto purchased 1,399,000 shares of Class B common stock for $2.2 million, and, (ii) the Company purchased Kyoto's 99.97% interest in Kentucky Foods Chile, S.A. for $2.2 million and KyF Chile became a majority owned (99.97%) subsidiary of the Company. The substance of this transaction was an exchange of shares between the Company and Kyoto which was accounted for by the pooling of interests. Accordingly, the consolidated financial statements for the periods presented have been prepared assuming the acquisition by the Company took place on January 1, 1997, that the Company was incorporated on that date, and the exchange of shares was affected at that time.

              Functional Currency - The financial statements have been translated in accordance with the provisions set forth in Statement of Financial Accounting Standards No. 52, from Chilean pesos (the functional currency) into US dollars (the reporting currency). The exchange rate used at September 30, 1999, December 31, 1998 and 1997, respectively, was 531.11 pesos to U.S. $1,
              473.00 pesos to U.S. $1 and 439.18 to U.S. $1. The weighted average exchange rate used in September 30, 1999 and 1998, December 31, 1998 and 1997 was 501.90 pesos to U.S. $1, 456.40 pesos to U.S. $1, 465.25 pesos to U.S. $1, and 420,69 pesos to U.S. $1, respectively.

              Revenue Recognition - Revenue is recognized at the point of sale of goods to its customers on a daily basis.

              Cash and Cash Equivalents - Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have maturities of three months or less. The Company places its cash with high credit quality financial institutions and, at times, maintain balances in excess of insured limits.

                      UNISERVICE CORPORATION AND SUBSIDIARY

NOTE 1  -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           (Continued)

              Fair Values of Financial Instruments - The fair value of a financial instrument is the amount at which the instrument could be exchanged in the current transaction between willing parties. The fair value of cash and cash equivalents, accounts receivable, accounts payable and notes payable approximate their carrying amounts at September 30, 1999 and at December 31, 1998, respectively.

              Accounts Receivable - In Chile, it is customary to offer various sorts of coupons and coupon books to other corporations who provide meal services to their employees, as well as, for bonuses to its customers. The company bills the various corporations, on a monthly basis, for coupons redeemed and recognizes income, accordingly. Approximately 6%, 7%, 8% and 8%, respectively, of revenues generated for the nine months ended September 30, 1999 and 1998 and during the years 1998 and 1997 were due from these coupon books. Included in accounts receivable are amounts due from the various corporations in connection with coupon redemptions. Historically, the Company has had very few non-remittances on its billings. As a result, the Company has provided an allowance for doubtful accounts of $-0- at September 30, 1999 and $17,099 as of December 31, 1998.

              Inventory - Inventory consists primarily of fresh chicken, produce and restaurant supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

              Offering Costs - Offering costs representing legal, accounting, and underwriting fees incurred in connection with the public offering of the Company's shares are charged against paid in capital. Offering costs amounted to approximately $1,849,000.

              Property and Equipment - Property and equipment are recorded at cost. Depreciation is provided on a straight-line method based on the estimated useful life of the asset ranging from three to twenty years.

              Income Taxes - The Company was not liable for U.S. income taxes for the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998 and December 31, 1997, because all earnings were generated by the Chilean subsidiary and no earnings were repatriated to the Company for these reporting periods. Therefore, no deferred tax assets or liabilities are attributable to these years other than those reported by the subsidiary in its regional operations.

              Foreign Operations - As the Company operates exclusively in Chile, one must be aware of the potential for both economic and political changes in the business environment, different than that of the United States. The success of the Company depends on the success of the Chilean operations and a stable economic and political environment.

                      UNISERVICE CORPORATION AND SUBSIDIARY

NOTE 1  -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           (Continued)

              Earnings Per Common Share - Earnings per common share are based on the weighted average number of shares outstanding of 2,830,000, 1,731,111, 2,005,833 and 1,400,000, respectively, for the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998 and 1997, giving effect to common stock equivalents, none of which existed in the aforementioned periods.

              Comprehensive Income - Effective January 1, 1998, the Company adopted SFAS #130, Reporting Comprehensive Income. SFAS #130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. The Statement requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations. For the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998 and 1997, comprehensive income is equal to net income.

              Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              Interim Financial Statements - The accompanying interim unaudited combined financial information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations consisting only of normal recurring adjustments, necessary to present fairly the combined financial position of the Company as of September 30, 1999 and the combined results of its operations and cash flows for the nine months ended September 30, 1999 and 1998, have been included. The results of operations for such interim period are not necessarily indicative of the results for the full year.

              Reclassifications - Certain accounts in the 1997 consolidated financial statements have been reclassified for comparative purposes to conform with the presentation in the 1998 consolidated financial statements.

              Year 2000 Compliance - The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the year 2000 date are a known risk. The Company is addressing this risk to the availability and integrity of financial systems and the reliability of operational systems. The Company has established processes for evaluation and managing the risks and costs associated with this problem.

                      UNISERVICE CORPORATION AND SUBSIDIARY

NOTE 1  -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           (Continued)

              Major areas of potential business impact have been identified and initial conversion efforts are underway. The Company also is communicating with suppliers, dealers, financial institutions and others with which it does business to coordinate year 2000 conversion. After evaluations of the responses from such communications, the Company will prepare a contingency plan to mitigate year 2000 issues, if necessary. The preliminary estimate for Year 2000 conversion ranges from $75,000 to $100,000 of which approximately $30,000 have been incurred to date.

              Recent Pronouncements - The Financial Accounting Standards Board
              (FASB) has issued the following statements which are to be applied prospectively, #131 - Disclosures About Segments of an Enterprise and Related Information, #132 - Employer's Disclosures About Pensions and Other Retirement Benefits. None of these pronouncements have a material impact on the financial statements of the Company.

NOTE 2  -  OTHER RECEIVABLES

              Other receivables consist of the following:

                                                   September 30,    December 31,
                                                      1999              1998
                                                  -------------    -------------
              Advances to vendors                   $ 135,939        $  98,250
              Advance payments for custom duties           -            18,289
              Travel and other sundry advances         30,039           66,031
              Other                                   104,676           26,369
                                                    ---------        ---------

                                                    $ 270,654        $ 208,939
                                                    =========        =========

NOTE 3  -  INCOME TAXES

              In Chile, the Company is subject to income taxes at a statutory rate of 15% of taxable income, as defined. For the period ended September 30, 1999 and 1998 and the years ended December 31, 1998 and 1997, the Company had no taxable income, due to various credits and incentives provided by the government of Chile. Therefore, no provision for income taxes were made. These government credits and incentives are not anticipated to continue in the future with the continued strong earnings previously reported and expected in the future. In addition, the Company made estimated income tax payments during those years and is due a refund.

                      UNISERVICE CORPORATION AND SUBSIDIARY

NOTE 3  -  INCOME TAXES (Continued)

              The following is a reconciliation of the statutory tax rates:

                                                            Period Ended                   Years Ended
                                                            September 30,                  December 31,
                                                 -------------------------------    ------------------------------
                                                        1999             1998           1998             1997
                                                     ---------         --------       --------         --------
                                                     (Unaudited)      (Unaudited)
              Statutory tax rate                            15%              15%            15%              15%
              Credits and incentives from
                government                                 (15)             (15)           (15)             (15)
                                                     ---------         --------       --------         --------

              Effective tax rate                             0%               0%             0%               0%
                                                     =========         ========       ========         ========


              As mentioned above, while the Company has incurred no income taxes for the nine months ended September 30, 1999 and 1998 and the years ended December 31, 1998 and 1997, it has made monthly estimated tax payments which coupled with the aforementioned credits has yielded income tax recoverables. Following are the components of the income tax receivable balance:

                                                                     September 30,            December 31,
                                                                         1999                      1998
                                                                     --------------         ----------------
              Balance at beginning of year                           $      155,754         $        145,435
              Payments of estimated income taxes                             25,060                  115,370
              Credit for educational expenses                                10,581                   11,448
              Refunds received                                             (155,754)                (145,435)
              Other, net                                                     53,873                   28,936
                                                                     --------------         ----------------

                                                                     $       89,514         $        155,754
                                                                     ==============         ================

NOTE 4  -  OTHER CURRENT ASSETS

              Other current assets consist of the following:

                                                                     September 30,            December 31,
                                                                         1999                      1998
                                                                     --------------         ----------------
                                                                       (Unaudited)

              Deferred income taxes                                  $            -            $        32,111
              Prepaid expenses                                               115,053                   204,536
                                                                     ---------------           ---------------

                                                                     $       115,053           $       236,647
                                                                     ===============           ===============

                      UNISERVICE CORPORATION AND SUBSIDIARY

NOTE 4  -  OTHER CURRENT ASSETS (Continued)

              Deferred income taxes is due to a deferred tax asset. Deferred tax assets and liabilities are determined based on temporary differences between the financial carrying amounts and tax bases of assets and liabilities, principally depreciation, using enacted tax rates in effect.

NOTE 5  -  PROPERTY AND EQUIPMENT, NET

              Property and equipment, net consists of the following:

                                                                     September 30,            December 31,
                                                                         1999                      1998
                                                                     --------------         ----------------
                                                                       (Unaudited)
              Furniture and fixtures                                 $     6,564,125           $     6,459,923
              Office equipment and machinery                               2,459,459                 2,134,234
              Capital leases                                               1,743,815                 2,136,377
              Other                                                          100,929                   255,408
                                                                     ---------------           ---------------

                                                                          10,868,328                10,985,942
              Less accumulated depreciation
               and amortization                                           (2,578,877)               (2,681,010)
                                                                     ---------------           ---------------

                                                                     $     8,289,451           $     8,304,932
                                                                     ===============           ===============

              Depreciation and amortization expense approximated $312,000, $379,000, $655,000 and $712,000 for the nine months ended
              September 30, 1999 and 1998 and for the years ended December 31, 1998 and 1997, respectively.

NOTE 6  -  INTANGIBLES, NET

              Intangibles, net consist of the following:

                                                                     September 30,            December 31,
                                                                         1999                      1998
                                                                     --------------         ----------------
                                                                       (Unaudited)
              Goodwill                                               $       101,151           $       106,519
              Trademarks, licenses and other                                 106,929                    26,884
                                                                     ---------------           ---------------

                                                                             208,080                   133,403
              Less accumulated amortization                                  (57,866)                  (34,616)
                                                                     ---------------           ---------------

                                                                     $       150,214           $        98,787
                                                                     ===============           ===============


                      UNISERVICE CORPORATION AND SUBSIDIARY

NOTE 6  -  INTANGIBLES, NET (Continued)

              Intangibles are being amortized using the straight-line method. Goodwill is being amortized over a period of 40 years and trademarks, licenses and other are being amortized over a period of 17 years. Amortization commenced during 1997. For the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998 and 1997, amortization expense amounted to approximately $23,000, $23,000, $31,000 and $4,000, respectively.

NOTE 7  -  DEPOSITS

              KyF Chile conducts its operations in leased facilities which require security deposits based on the square footage, location, and term of each lease (see Note 15). The balance of the security deposits at September 30, 1999 and at December 31, 1998 amounted to approximately $404,000 and $445,000, respectively.

NOTE 8  -  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

              Accounts payable and accrued expenses consist of the following:

                                                                     September 30,            December 31,
                                                                         1999                      1998
                                                                     --------------         ----------------
                                                                       (Unaudited)
              Vendors                                                $        814,862          $        812,983
              Sales tax and withholdings                                      141,893                   147,668
              Salaries and other employee benefits                             47,862                   101,138
              Franchise fees                                                  430,461                    83,676
              Other                                                            13,135                    41,609
                                                                     ----------------          ----------------

                                                                     $      1,448,213          $      1,187,074
                                                                     ================          ================

NOTE 9  -  LINES-OF-CREDIT

              The Company has lines-of-credit with several Chilean banks with monthly semiannual and annual maturity dates. The lines-of-credit bear interest at rates ranging from 9.02% to 11% per annum and are collateralized by a personal guarantee from a stockholder and certain assets of the Company. As of September 30, 1999 and December 31, 1998, approximately $414,000 and $356,000 was available to the Company in Chilean Pesos and UF.

                      UNISERVICE CORPORATION AND SUBSIDIARY

NOTE 9  -  LINES-OF-CREDIT (Continued)

              Interest rates on all of these flexible rate loans are based on the Asociacion de Bancos y Entidades Financieras, (T.A.B.) rate, which represents a daily average of the interest paid by banks on its deposits. The rate is then adjusted upwards approximately 1.5% for the banks profit, and then an additional 1.0% - 1.7% reflecting the individual risk of the bank on the individual loan. There are no covenants or restrictions imposed on the aforementioned obligations with any of the banks involved.

              The weighted average interest rate was 8.0%, 8.0%, 8.03% and 7.9% for the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998 and 1997, respectively.

              The UF is an indexed unit of account expressed in pesos and adjusted according to inflation (CPI).

NOTE 10  - CAPITAL LEASE OBLIGATIONS

              KyF Chile leases various equipment under capital leases. The capital leases in effect as of December 31, 1998, are scheduled to expire between the years 1999 and 2009. At the expiration of the lease terms, KyF Chile may exercise options to purchase the equipment at a bargain purchase price. As of September 30, 1999 and as of December 31, 1998, the gross amount of assets recorded under capital leases totaled $1,743,815 and $2,136,377, respectively. Amortization is computed by the straight-line method and has been included in depreciation. Accumulated amortization related to those assets totaled $158,107 and $110,544 as of September 30, 1999 and December 31, 1998, respectively.

              Minimum payments under capital lease obligations are as follows:

                   Year Ending
                   December 31,

                       1999                              $       502,549
                       2000                                      418,783
                       2001                                      315,692
                       2002                                      108,874
                       2003                                       99,587
                       Thereafter                                 79,313
                                                         ---------------

                                                               1,524,798

                       Current portion                          (502,549)
                                                         ---------------

                       Long-term portion                 $     1,022,249
                                                         ===============

                      UNISERVICE CORPORATION AND SUBSIDIARY

NOTE 11 - DEFERRED REVENUE

              In August 1994, KyF Chile entered into an agreement with PepsiCo requiring the exclusive use of Pepsi products in the Company's restaurants. In exchange for this exclusivity agreement, KyF Chile received approximately $780,000, net of taxes, which is being recognized and amortized over that five year period. For the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998 and 1997, KyF Chile recognized approximately $83,000, $104,000, $136,000 and $150,000, respectively, of the deferred revenue.

              In September 1999, the Company entered into a new agreement.

              The new agreement contains similar terms as the previous agreement with respect to the use of Pepsi products in the Company's stores. In exchange for committing to continue to use exclusively Pepsi products, the Company received and deferred approximately $800,000 net of tax, at the signing of the contract. The Company will receive additional payments of $300,000 net of tax on January 15, 2000 and $200,000 net of tax on January 15, 2001. In addition, the contract grants the Company significant purchase discounts on the supplier's products to the Company. The supplier has also agreed to pay the Company, on a monthly basis, a marketing allowance based on the amount purchased from the supplier and to provide the Company with certain equipment and signage and to fund miscellaneous promotional expenses. As of September 30, 1999 deferred revenue amounted to $779,919. For the nine months ended September 30, 1999, the Company recognized $9,486 as other income.

NOTE 12 - STOCKHOLDERS' EQUITY

              The Company is currently authorized to issue 20,000,000 shares of Class A common stock, 2,000,000 shares of Class B common stock, 8,000,000 shares of undesignated common stock and 5,000,000 shares of preferred stock all at $.0001 per share par value. As of September 30, 1999 and December 31, 1998, the Company had 1,430,000 shares of Class A common stock and 1,400,000 shares of Class B common stock issued and outstanding. There are no shares of preferred stock issued or outstanding at September 30, 1999 and December 31, 1998.

              As part of its initial public offering, the Company issued 1,400,000 shares of Class A common stock and 1,610,000 warrants to the public. This increased the outstanding shares of Class A common stock to 1,430,000 for the total outstanding shares of 2,830,000, without giving effect to the exercise of the warrants.

                      UNISERVICE CORPORATION AND SUBSIDIARY

NOTE 13 - OTHER INCOME (EXPENSES)

              Other, net consist of the following at December 31:

                                                        Nine Months Ended                      Years Ended
                                                          September 30,                        December 31,
                                              --------------------------------       ---------------------------------
                                                    1999                 1998           1998                1997
                                              -------------      ------------       -------------       -------------

              Exclusivity income              $      92,778      $    138,183       $     135,554       $     149,912
              Incentive fee                         194,414           677,891             558,847             231,164
              Other                                      -             63,015              67,609             181,241
                                              -------------      ------------       -------------       -------------

                                              $     287,192      $    879,089       $     762,010       $     562,317
                                              =============      ============       =============       =============

NOTE 14 - RELATED PARTY TRANSACTIONS

              In April 1997, KyF Chile sold the new office facilities to a third party, whose 2% shareholder was the owner of KyF Chile. In consideration for the approximate price of $568,000, KyF Chile issued a promissory note for the total amount due which was later transferred to Kyoto as part of various loans due Kyoto from KyF Chile. In May 1997, KyF Chile entered into a ten year lease agreement with the purchaser at a monthly rate of $9,050 plus common area maintenance and general expenses of $1,100 per month.

              In addition, the Company received advances for $679,095 from Kyoto bearing interest rates of 7.8% and 9% per annum. A portion of the proceeds from the closing of the initial public offering was used to repay Kyoto during 1998.

              Also during 1997, the Company declared dividends to eliminate related party receivables. Total dividends declared amounted to $321,967.

              In August 1998, the Company entered into a two year lease agreement with an affiliate of one of the Company's Directors for the rental space of its Florida office at an annual payment of $10,000. Simultaneously, the Company entered into a one year agreement with this affiliate to provide certain services to the Company including acting as a U.S. liaison for the Company. In consideration for these services, this affiliate will receive $20,000 annually.

                      UNISERVICE CORPORATION AND SUBSIDIARY

NOTE 15 - COMMITMENTS AND CONTINGENCIES

              Operating Lease Commitments
              ---------------------------

              KyF Chile conducts its operations in facilities which are leased under terms ranging from six to 15 years expiring between the years 2006 and 2019. Most leases provide for one or more options to renew for at least one additional term. In addition to a minimum monthly base rent, some of the leases provide for additional rents which are calculated on a percentage of gross sales over a base sales amount.

              Future minimum obligations over the primary terms of KyF Chile's long-term leases are as follows:

                           Year Ending December 31,
                 ---------------------------------------
                   1999                                           $  1,639,517
                   2000                                              1,690,230
                   2001                                              1,406,388
                   2002                                              1,162,657
                   2003                                              1,101,832
                   Thereafter                                        5,357,738
                                                                  ------------

                   Total Minimum Lease Payments Required          $ 12,358,362
                                                                  ============

              Franchise Agreement
              -------------------

              KyF Chile entered into a franchise agreement with Kentucky Fried Chicken International Holdings ("KFCIH") to use the trademark, service mark and trade name Kentucky Fried Chicken.

              Under the franchise agreement, at all times, Ricardo Vilensky, the Company's CEO, President, and Chairman, is to retain voting control of KyF Chile and a minimum of 30% ownership of the Company. Provided that any proceeds received are not used to start a new company, Mr. Vilensky may sell up to the lesser of (a) 10% of the outstanding capital stock of the Company or (b) such amount so that Mr. Vilensky's ownership interest will not be below 30% of the outstanding capital stock. However, to the extent that Mr. Vilensky wants to retain less than a 30% interest in the Company, KFCIH must approve.

              As a condition of the franchise agreement, the Company is also required to have a "designated operator", which is the person that oversees the management of the day-to-day operations of the Company's restaurants. Currently, the designated operator is Mr. Vilensky. There can be no assurance that the Company will be in a position to meet the criteria required by KFCIH in the event Mr. Vilensky is unable or unwilling to continue as the designated operator and/or control not less than a 30% ownership interest in the Company.

                      UNISERVICE CORPORATION AND SUBSIDIARY

NOTE 15 - COMMITMENTS AND CONTINGENCIES (Continued)

              The initial franchise term for each restaurant is ten years, which expires between December 31, 2003 and December 31, 2017, depending on when the particular restaurant was opened.

              The initial franchise term is renewable for additional ten year periods, provided that, among other things, (i) the renewal is permitted by local law; (ii) the Company has corrected any default under the agreement and has not been in material default within the 24 months preceding the renewal request; (iii) the Company complies with annual performance criteria; (iv) the Company requests renewal within 12 to 18 months prior to the expiration of the initial term; (v) the Company agrees to make capital improvements to conform with KFCIH's then current standards and completes the improvements, as agreed; (vi) the Company agrees to relocate any restaurants KFCIH determines cannot be renovated to meet the then current standards; (vii) the Company executes a new franchise agreement if the current form has been modified; (viii) the Company is current in all obligations, monetary or otherwise, to KFCIH; and (ix) the Company pay a renewal fee as agreed upon with KFCIII.

              Pursuant to current KFCIH policies and procedures, KFCIH's approval is required for the development of any new KyF restaurants by the Company and KFCIH's consent to such renewals, acquisitions or development may be withheld in KFCIH's sole discretion.

              The agreement requires a monthly franchise fee of 5% of revenues, as defined, subject to a monthly minimum which may be set and updated by KFCIH from time to time. The agreement also requires the Company to contribute annually for advertising and promotions not less than 5% of its annual revenues, as defined. Franchise fees totaled approximately $487,000, $509,000, $671,000 and $728,000 for the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998 and 1997, respectively, of which approximately $430,000, $84,000 remain unpaid as of September 30, 1999 and December 31, 1998 and is included in accounts payable and accrued expenses in the accompanying consolidated balance sheet.

              The Company and KFCIH have orally agreed to a new franchise agreement, under which, the Company has agreed to construct, develop, open and operate 15 additional new KyF restaurants during the next five years, for a total of 49 restaurants to be owned and operated by the Company by the end of 2003. Royalty rates for the KyF restaurants that opened in 1998 will be 6% for two years and thereafter decrease to 5% for eight years. An initial fee of $25,000 per restaurant is due for four restaurants that opened in 1998. Initial fees for restaurants opening in 1999 through 2000 will be $15,000 each for the first three restaurants and $10,000 for each additional restaurant. Royalty rates for these restaurants will be 5% for the first eight years they are open and thereafter increase to 6% for two years. The first three restaurants that open in 2001 will each have initial fees of $25,000, and each additional restaurant will have an initial fee of $10,000. Royalties for restaurants opened in 2001 are 5% for the first five years, increasing to 6% for the remaining five years. Restaurant development in 2002 is subject to the same initial fees as the preceding year, however, any restaurant opened in 2002 will be subject to a 6% royalty rate for 10 years. Restaurants opened in 2003 through 2005 will each have an initial fee of $3,000 and be subject to a 6% royalty rate for 10 years.

                      UNISERVICE CORPORATION AND SUBSIDIARY

NOTE 15 - COMMITMENTS AND CONTINGENCIES (Continued)

              Consulting Agreement - In August 1998, the Company entered into a ten year agreement with one of its Directors who shall perform certain services for the Company, including advising in the preparation and implementation of the Company's business plan, research, evaluation and negotiations with strategic partners and alternative sources of credit and financial opportunities, assisting in conducting market surveys, assisting in shareholder and investor relations, assisting in the preparation of reports to shareholders and investors, and acting as the U.S. liaison to KFCIH and to U.S. vendors. In consideration for these services, the Director receives an annual fee of approximately $35,000, or as otherwise agreed upon by the parties, commencing August 1998. As of September 30, 1999 and December 31, 1998, the Company prepaid approximately $309,000 and $85,000, respectively, of which $35,000 is included in other current assets on the accompanying consolidated balance sheets. The long-term portion is included in prepaid expenses.

              Employment Agreements - In 1998, the Company entered into a three year employment agreement with the Company's President and Chief Financial Officer. Pursuant to the terms and conditions of the employment agreements, the President shall receive an initial annual base salary of $80,000 and the Chief Financial Officer shall receive an initial annual base salary of $60,000. In addition to the base salaries, they are entitled to receive various incentives and other compensation amounting to $190,000 and $50,000 for the President and Chief Financial Officer, respectively. For 1998, the President waived all compensation due him. This contract is being re-negotiated in 1999.

              Stock Option Plan - In January 1998, the Board of Directors of the Company and a majority of the Company's shareholders adopted a Stock Option Plan (the "Plan"). The Company has reserved an aggregate of 200,000 shares of Class A common stock for issuance under this Plan. No options have been issued under the Plan.

              Off Balance Sheet - KyF Chile has guaranteed certain obligations for affiliated entities. As of September 30, 1999 and December 31, 1998, these obligations amounted to approximately $154,000.

NOTE 16 - OTHER MATTERS

              The Company completed its initial public offering in August 1998; selling 1,400,000 shares of common stock and 1,610,000 warrants and received approximately $6,483,750 after deducting underwriting discounts. A portion of the proceeds from the public offering was used to reduce long-term debt of approximately $1,651,000; payment of back royalties of approximately $874,000 and repayment of loans to related parties of approximately $680,000. Since the completion of the public offering, the Company has opened six new KFC restaurants and will open another KFC restaurant during January 1999. The Company opened three new restaurants during 1999. From the proceeds of its public offering, the Company has used approximately $441,000 for construction costs and for equipment related to the opening of new restaurants.

                      UNISERVICE CORPORATION AND SUBSIDIARY

NOTE 16 - OTHER MATTERS (Continued)

              The Company has working capital of approximately $1,606,000 from the offering and intends to use this and its internally generated revenues to open additional restaurants during 1999.

              Also in 1998, the Company entered into a bridge loan in the amount of $150,000 with an investor which was used for short-term operations. This loan was evidenced by a promissory note bearing an interest rate of 8.5% per year. The Company repaid this note at the closing of the aforementioned initial public offering. As additional consideration, the investor received 30,000 shares of Class A common stock.

                             UNISERVICE CORPORATION

                                 1,200,000 UNITS

                             EACH UNIT CONTAINS ONE
                         SHARE OF SERIES A 8% CUMULATIVE

                                 PREFERRED STOCK
                               AND ONE REDEEMABLE

                                  COMMON STOCK
                                PURCHASE WARRANT

                                 --------------


                            -------------------------

                                   PROSPECTUS

                             -----------------------



                          WERBEL-ROTH SECURITIES, INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of directors and officers.

         The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

         The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

          o violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

          o    deriving an improper personal benefit from a transaction,

          o    voting for or assenting to an unlawful distribution and

          o willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Under the terms of the underwriting agreement, our directors and officers also are indemnified against certain civil liabilities that they may incur under the Securities Act.

         To the limit indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or control persons control, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Item 25.  Other expenses of issuance and distribution.

         The following table states the expenses (other than underwriting discounts expected to be incurred in connection with the offering described in this registration statement. All amounts are estimated except the registration fee, NASD Fee and the underwriters' non-accountable expense allowance.

Securities and Exchange Commission
  registration and filing fee and other
  documents                                                 $  6,000
NASD filing fee                                                3,000
AMEX filing fee                                                4,000
Printing expenses                                             25,000
Accounting fees and expenses                                  50,000
Legal fees and expenses                                      100,000
Blue Sky fees and expenses                                     1,000
Representative's non-accountable
  expense allowance                                            1,000

Transfer and Warrant Agent fees and expenses                   5,000
Miscellaneous                                                  5,000
Total                                                       $200,000

We will pay all of the above expenses of this Offering.

Item 26.  Recent Sales of Unregistered Securities.

         On November 21, 1997, we issued 100 shares of class B common stock to Ricardo Vilensky, for par value, as promotional shares. The issuance of the shares of Class B common stock were exempt from registration pursuant to Section 4(2) of the Act.

         Between January and March 1998, one unrelated, accredited investor loaned us $150,000 at an interest rate of 8-1/2% per year. As consideration for this loan, the investor received 30,000 shares of class A common stock. The investor had access to, or was otherwise provided with, information, including financial, concerning us. The issuance of the shares of class A common stock were exempt from registration pursuant to Section 4(2) of the Act.

         On August 3, 1998, the effective date of our initial public offering, Inversiones e Inmobiliaria Kyoto Limitada, a Chilean limited partnership that is controlled by Mr. Vilensky and whose partners are also controlled by Mr. Vilensky, purchased 1,399,900 shares of class B common stock for $2.2 million. These shares were recently transferred to Inversiones e Inmobiliaria Kyoto. The shareholders of Inversiones e Inmobiliaria Kyoto Limitada were provided with, or otherwise had access to, information, including financial, concerning our company. The issuances of the shares of class B common stock were exempt from registration pursuant to Section 4(2) of the Act.

Item 27.  Exhibits.

Exhibit No.       Description of Exhibit
-----------       ----------------------
1.1               Form of Underwriting Agreement(2)

2.1               Stock Purchase Agreement between Kyoto and Uniservice Corporation for the purchase of Class B common stock*
2.2               Stock Purchase Agreement between Uniservice Corporation and
                  Inversiones e Inmobiliaria Kyoto for the purchase of shares of
                  Kentucky Foods Chile S.A. Stock*

3.1(a)            Uniservice Corporation's Amended and Restated Articles of Incorporation*
3.1(b)            Articles of Amendment to Articles of Incorporation*
3.1(c)            Designation of Preferred Stock(2)
3.2               Uniservice Corporation's Bylaws*
4.1               Form of Warrant Agreement together with the form of Warrant Certificate(2)
4.2               Form of Representative's Warrant Agreement together with the form of Representative's Warrant
                  Certificate(2)

4.3               Form of Class A Common Stock Certificate*
4.4               Form of Preferred Stock Certificate(2)
5.1               Opinion of Atlas Pearlman, P.A.(2)

10.1              Stock Option Plan*

10.2              Master Franchise Agreement between Kentucky Foods Chile, S.A. and Tricon, Inc., as amended*
10.6              Employment Agreement between Uniservice Corporation and Ricardo Vilensky*
10.7              Employment Agreement between Uniservice Corporation and Mauricio Aguirre*
10.8              Lease Agreement between Kentucky Fried Chicken Chile and Inmobiliaria KilKil S.A.*

21                Subsidiaries of Registrant*

23.1              Consent of Atlas Pearlman, P.A. (to be included in its opinion filed as Exhibit 5.1)(2)
23.2              Consent of Spear, Safer, Harmon & Co. P.A.(1)
27                Financial Data Schedule(1)

---------------
*    Previously filed
(1)  Included herein.

(2)  To be included by amendment.

Item 28.  Undertakings.

         The undersigned registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) include any prospectus required by section 10(a)(3) of the Act;

                    (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                    (iii) include any additional or changed material information on the plan of distribution;

                  (2) For determining liability under the Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  (4) We will provide to the underwriter at the closing of this offering certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liability arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         For the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Amendment to be signed on its behalf by the undersigned, in the City of Ft. Lauderdale, State of Florida, on this day of February 24, 2000.

                                   UNISERVICE CORPORATION

                                   By: /s/ Ricardo Vilensky
                                       ---------------------------------
                                           Ricardo Vilensky
                                           President and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

         Signatures                       Title                     Date
         ----------                       -----                     -----
/s/ Ricardo Vilensky             President and Chief          February 24, 2000
----------------------------
Ricardo Vilensky                 Executive Officer and
                                 Director

/s/ Mauricio Aguirre             Chief Financial Officer,     February 24, 2000
----------------------------
Mauricio Aguirre                 Vice President of Finance
                                 and Administration and
                                 Director

/s/ David Mayer                  Assistant Secretary and      February 24, 2000
----------------------------
David Mayer                      Director

/s/ Sergio Vivanco               Director                     February 24, 2000
----------------------------
Sergio Vivanco

/s/ Avram Fritch                 Director                     February 24, 2000
----------------------------
Avram Fritch

/s/ Juan Carlos Cerda            Director                     February 24, 2000
----------------------------
Juan Carlos Cerda

                                  EXHIBIT INDEX

Exhibit No.                   Description of Exhibit
----------                    -----------------------
23.2                          Consent of Spear, Safer, Harmon & Co. P.C.

27                            Financial Data Schedule